UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

Leslie’s, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2023 PROXY STATEMENT

LESLIE'S®
We know pools.

A trusted leader in pool and spa

2023

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS AND

PROXY STATEMENT

    LETTER FROM THE CHIEF EXECUTIVE OFFICER

Dear Fellow Shareholders,

On behalf of the Board of Directors, it is our pleasure to invite you to attend the 2023 Annual Meeting of Shareholders of Leslie’s, Inc. The meeting will be held in a virtual format on Thursday, March 16, 2023, beginning at 12:00 p.m. (Eastern Time). The meeting will be conducted via a live audiocast at www.virtualshareholdermeeting.com/LESL2023.

The following pages contain the formal Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the specific business to be considered and voted upon at the Annual Meeting. The meeting will include a report on Leslie’s activities for the fiscal year ended October 1, 2022, and there will be an opportunity for comments and questions from shareholders.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. After reviewing the Proxy Statement, we ask you to vote as described in the Proxy Statement as soon as possible.

On behalf of our Board of Directors, we would like to thank you for your continued interest and investment in Leslie’s.

Yours Sincerely,
Chief Executive Officer 2005 East Indian School Road Phoenix, Arizona 85016 January 27, 2023

Proxy Statement and Annual Meeting Report 2023

Notice of Annual Meeting of Shareholders

DATE AND TIME Thursday, March 16, 2023 12:00 p.m. Eastern Time	WHO CAN VOTE Shareholders of record as of 5:00 p.m. Eastern Time on January 17, 2023 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment thereof.
LOCATION Online via live audiocast on www.virtualshareholdermeeting.com/LESL2023

VOTING ITEMS

Proposals		Board Vote Recommendation	For Further Details

1.	Election of two Class II directors, as named in this proxy statement	“FOR” each director nominee listed in Proposal 1	Page 16

2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023	“FOR”	Page 23

3.	Non-binding, advisory vote to approve named executive officer compensation	“FOR”	Page 25

4.	Adoption of Sixth Amended and Restated Certificate of Incorporation of Leslie’s, Inc., which declassifies our Board of Directors and deletes certain obsolete provisions from our Certificate of Incorporation	“FOR”	Page 41

Shareholders will also transact any other business that may be properly presented at the Annual Meeting. This proxy statement is first being made available to our shareholders on or about January 27, 2023.

The purpose of the Annual Meeting is to consider and take action on the proposals stated above and discussed more thoroughly in the proxy materials. We are holding the Annual Meeting in a virtual-only format this year. To attend the Annual Meeting online, vote, submit questions or view the list of registered shareholders during the meeting, shareholders of record will need to go to the meeting website listed above and log in using their 16-digit control number included on their proxy card. Beneficial owners should review these proxy materials and their voting instruction form for how to vote in advance of and how to participate in the Annual Meeting.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of shareholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the chair or secretary of the Annual Meeting will convene the meeting at 12:30 p.m. Eastern Time on the date specified above and at the Company’s address specified below solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Company’s Investor Relations page at https://ir.lesliespool.com/.

We encourage you to review these proxy materials and vote your shares before the Annual Meeting, your vote is important.

By Order of the Board of Directors,

Brad Gazaway

Chief Legal Officer and Corporate Secretary

2005 East Indian School Road

Phoenix, Arizona 85016

January 27, 2023

HOW TO VOTE

INTERNET www.proxyvote.com	TELEPHONE 1-800-690-6903	MAIL Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 16, 2023

The notice, Proxy Statement, and 2022 Annual Report on Form 10-K are available at www.proxyvote.com.

Proxy Statement and Annual Meeting Report 2023

Proxy Statement and Annual Meeting Report 2023	i

FORWARD-LOOKING STATEMENTS AND WEBSITE REFERENCES

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as “may,” “will,” “likely,” “anticipates,” “believes,” “expects,” “estimates,” “future,” “intends,” “continue,” “maintain,” “remain,” “goal,” “target,” “recurring,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2022 Annual Report on Form 10-K. Our forward-looking statements speak only as of the date of this document or as of the date they are made, and we undertake no obligation to update them, notwithstanding any historical practice of doing so. Forward-looking and other statements in this document may also address our corporate responsibility and sustainability progress, plans, and goals (including environmental and diversity & inclusion matters), and the inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in the Company’s filings with the SEC. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. We caution you that these statements are not guarantees of future performance, nor promises that goals or targets will be met, and are subject to numerous and evolving risks and uncertainties that we may not be able to predict or assess. In some cases, we may determine to adjust our commitments, goals or targets or establish new ones to reflect changes in our business, operations or plans. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

ii Leslie’s, Inc.

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

DATE AND TIME March 16, 2023, at 12:00 p.m. Eastern Time	LOCATION Online at www.virtualshareholdermeeting.com/LESL2023	RECORD DATE January 17, 2023

Voting Matters		Board’s Vote Recommendations	For Further Information
PROPOSAL 1	Election of two Class II directors, as named in this proxy statement	“FOR” each director nominee listed in Proposal 1	Page 16
PROPOSAL 2	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023	“FOR”	Page 23
PROPOSAL 3	Non-binding, advisory vote to approve named executive officer compensation	“FOR”	Page 25
PROPOSAL 4	Adoption of Sixth Amended and Restated Certificate of Incorporation of Leslie’s, Inc., which declassifies our Board of Directors and deletes certain obsolete provisions from our Certificate of Incorporation	“FOR”	Page 41

COMPANY OVERVIEW AND BUSINESS STRATEGY

We are the largest and most trusted direct-to-consumer brand in the $15 billion United States pool and spa care industry, serving residential and professional consumers. Founded in 1963, we are the only direct-to-consumer pool and spa care brand with national scale, operating an integrated marketing and distribution ecosystem powered by a physical network of 990 branded locations and a robust digital platform. We have a market-leading share of approximately 15% of residential aftermarket product spend as of 2021, our physical network is larger than the sum of our 20 largest competitors and our digital sales are estimated to be greater than five times as large as that of our largest digital competitor. We offer an extensive assortment of professional-grade products, the majority of which are exclusive to Leslie’s, Inc. (“Company” or “Leslie’s”), as well as certified installation and repair services, all of which are essential to the ongoing maintenance of pools and spas. Our dedicated team of associates, pool and spa care experts, and experienced service technicians are passionate about empowering our consumers with the knowledge, products, and solutions necessary to confidently maintain and enjoy their pools and spas. Over the last five fiscal years, we have spent more than $215 million in foundational investments across new technologies and capabilities focused on transforming our consumer experience and advancing our industry leadership. The unprecedented scale of our integrated marketing and distribution ecosystem, which is powered by our direct-to-consumer network, uniquely enables us to efficiently reach and service every pool and spa in the continental United States, capabilities no competitor can match.

We operate primarily in the pool and spa aftermarket industry, which is broadly comprised of: (i) chemicals; (ii) equipment, parts and accessories; and (iii) services, and is one of the most fundamentally attractive consumer categories given its scale, predictability, and growth outlook. We have a highly predictable, recurring revenue model, as evidenced by our 59 consecutive years of sales growth. Approximately 80% of our assortment is comprised of non-discretionary products essential to the care of residential and commercial pools and spas.

Proxy Statement and Annual Meeting Report 2023	1

PROXY STATEMENT SUMMARY

Consumers receive the benefit of extended vendor warranties on products purchased through our locations and on on-site installations or repairs by our certified in-field technicians. We offer complimentary, commercial-grade in-store water testing and analysis via our proprietary AccuBlue® system, which increases consumer engagement, conversion, basket size, and loyalty, resulting in higher lifetime value. Our water treatment expertise is powered by data and intelligence accumulated from the millions of water tests we have performed over the years, positioning us as the most trusted water treatment service provider in the industry. Due to the non-discretionary nature of our products and services, our business has historically delivered strong, uninterrupted growth and profitability in all market environments, including through the Great Recession and the ongoing COVID-19 pandemic.

We have a legacy of leadership and disruptive innovation. Since our founding in 1963, we have been the leading innovator in our category and have provided our consumers with the most advanced pool and spa care available. As we have scaled, we have leveraged our competitive advantages to strategically reinvest in our business and intellectual property to develop new value-added capabilities. We have pioneered complimentary in-store water testing, offered complimentary in-store equipment repair services, introduced the industry’s first loyalty program, implemented the industry’s first scale omni-channel capabilities and developed an expansive platform of owned and exclusive brands. These differentiated capabilities allow us to meet the needs of any pool and spa owner, whether they care for their pool or spa themselves or rely on a professional, whenever, wherever, and however they choose to engage with us.

2 Leslie’s, Inc.

PROXY STATEMENT SUMMARY

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE

We recognize that strong corporate responsibility is essential for good governance. It bolsters the accountability of our Board of Directors (“Board”) and Management team and supports the long-term interests of all our stakeholders—our customers, our associates, our business partners, our communities, and our shareholders. The Board’s responsibility is grounded in a duty to govern and support our corporate strategy and to ensure decisions are made in alignment with its mission, values, purpose, and environmental, social, and governance (“ESG”) priorities. Our dedicated ESG sub-committee of the Nominating and Corporate Governance committee participates in the establishment, review, and observation of ESG matters. Our full committees, including the Audit, Compensation, and Nominating and Corporate Governance committees, stay apprised and advise on specific ESG elements, such as cybersecurity and data privacy, executive compensation, human capital management, and board refreshment. It is this robust structure at the Board-level that contributes to the effective oversight of the company’s activities and management’s decision-making process. At the management level, our Chief Legal Officer leads our strategic ESG initiatives with the support from our Director of ESG.

The consideration of ESG issues is at the core of our strategic initiatives and is approached from the perspective of, and for the benefit of, all our stakeholders and the many other individuals and groups we coordinate with daily. As a pool and spa retailer, our ESG priorities include diversity, equity, and inclusion, environmental, health, and safety management, sustainable products, community engagement and water safety, and human capital management. We also published our second annual ESG report, which highlights our priorities and initiatives on environmental stewardship, social commitments, corporate governance, and community service. We will aim to continue to align our ESG reporting with leading frameworks including the Sustainable Accounting Standards Board (“SASB”) standards and the United Nations Sustainable Development Goals (“UN SDGs”).

More information on Leslie’s ESG efforts is available on our Investor Relations page at https://ir.lesliespool.com/esg.

Diversity & inclusion

As champions of Diversity, Equity, & Inclusion (“DEI”), our values encourage us all to create spaces where we can proudly work together, do our best, and have fun along the way. Key aspects of this commitment are valuing ideas from multiple viewpoints, knowing that our ultimate success is directly linked to having talented associates from all backgrounds and perspectives, and developing, fostering, and celebrating a culture of DEI. Our Diversity and Inclusion Advisory Council (“Dive In”) is a goal-oriented group of 59-employee members focused on advancing discussions, strategies, and action plans that promote inclusive hiring and development opportunities across the company and within our communities. The Council’s overarching goal is to achieve a diverse workforce, at all levels, that mirrors the US census population by 2025. As part of our commitment to transparency, we have disclosed our workforce diversity data by gender, race and ethnicity in our consolidated EEO-1 report in 2021. Leslie’s EEO-1 Report can be found on our Investor Relations page at https://ir.lesliespool.com/esg.

Environmental, health, and safety management

Providing a safe shopping experience for our customers and a safe and healthy workplace for our associates is our highest operational priority. This responsibility starts at the top of the organization and extends to every level of management and every associate. As a company dedicated to being customer focused, owning our outcomes, and measuring our impact, we are committed to identifying and implementing the appropriate policies, programs, and procedures to support safe behaviors.

As part of our efforts to reduce our emissions and create deeper environmental efficiencies, in the 2021 ESG report we initiated our inaugural greenhouse gas (“GHG”) emissions assessment for our total operations with full support from our Board and Management team. This assessment will serve as a valuable resource in the development of our mitigation and reduction strategies. We will continue to enhance our transparency and accountability by annually reporting our Scope 1 and 2 emissions in addition to select Scope 3 emissions.

Sustainable products

Across our product assortment, we offer a variety of eco-product options, which help our customers reduce water and energy consumption and improve water chemistry efficacy. Our expansion of sustainable products is one way we are upholding our value of investing in big ideas and new technologies. By working alongside our third-party vendors, we are continuously increasing the range of sustainable offerings.

Proxy Statement and Annual Meeting Report 2023	3

PROXY STATEMENT SUMMARY

Community engagement and water safety

We take pride in giving back to the communities in which we live and work from the local to the national arena. In fiscal year 2021, we established our Philanthropy Council, which oversees Leslie’s Charitable Foundation in addition to our philanthropic partnerships and volunteerism and charitable giving programs. We supported our philanthropic partners with over $700,000 in funding during fiscal year 2022.

Nothing is more important to us than keeping our communities safe in and around pools. Our goal is to provide the tools and information needed to protect our family and friends by promoting guidelines on learning to swim, securing one’s swim area, and maintaining a healthy water environment. In fiscal year 2022, we continued our water safety campaign with the YMCA of the USA and Boys & Girls Clubs of America, which collected donations at our store registers to raise money for water safety education, swimming lessons, lifeguard training, and healthy water.

HUMAN CAPITAL MANAGEMENT

As of October 1, 2022, we employed approximately 4,200 employees. Of these employees, approximately 3,150 work in our physical network, approximately 350 work as in-field service technicians, approximately 350 work in our corporate office, and approximately 350 work in our distribution centers. We believe that we have good relations with our employees. None of our employees are currently covered under any collective bargaining agreements.

We consider our employees to be the foundation for our growth and success. As such, our future success depends in large part on our ability to attract, train, retain, and motivate qualified personnel. The growth and development of our workforce is an integral part of our success. We place a priority on promoting from within. Over the last three years, approximately 70% of our retail and corporate management openings have been filled by existing employees.

We are also committed to developing and fostering a culture of diversity and inclusion and know that a company’s ultimate success is directly linked to its ability to identify and hire talented individuals from all backgrounds and perspectives.

DIRECTOR NOMINEES

The following provides summary information about each director nominee up for election at the 2023 Annual Meeting.

Name and Occupation	Age	Other Public Boards	Committee Memberships
			AC	CC	NCGC

James Ray, Jr. (1) Former President, STANLEY Engineered Fastening, Stanley Black & Decker, Inc.	59	2

John Strain Former Head of e-Commerce and Technology, Gap, Inc.	54	0

4 Leslie’s, Inc.

PROXY STATEMENT SUMMARY

ALL OTHER DIRECTORS

The following provides summary information about all other directors not up for election at the 2023 Annual Meeting, as of January 1, 2023.

Name and Occupation	Age	Other Public Boards	Committee Memberships
			AC	CC	NCGC

Steven L. Ortega Former CEO, Current Chairman, Leslie’s, Inc.	61	0

Michael R. Egeck CEO, Leslie’s, Inc.	64	0

Marc Magliacano(2) Managing Partner, L Catterton Global Flagship Fund	48	1

Susan O’Farrell Former CFO, BlueLinx Holdings, Inc.	59	0

Yolanda Daniel Former VP Finance, Federal Reserve Bank of Chicago	56	0

Eric Kufel Former CEO, West Marine, Inc.	56	0

Claire Spofford CEO and President, J.Jill	61	1

Jodeen Kozlak (3) Founder & CEO, Kozlak Capital Partners	59	3

AC – Audit Committee CC – Compensation Committee NCGC – Nominating and Corporate Governance Committee Independent Lead Independent Director	Chair Member Audit Committee Financial Expert

(1)	Following the conclusion of the 2023 Annual Meeting, James Ray, Jr. will become chairman of the Nominating and Corporate Governance Committee.
(2)	Marc Magliacano is resigning from the Board at the conclusion of the 2023 Annual Meeting.
(3)	Jodeen Kozlak is not standing for re-election at the 2023 Annual Meeting.

BOARD SNAPSHOT
(as of January 1, 2023)

Proxy Statement and Annual Meeting Report 2023	5

PROXY STATEMENT SUMMARY

SKILLS & EXPERIENCE
(as of January 1, 2023)

SKILLS AND EXPERIENCE	Daniel	Egeck	Kufel	Kozlak	Ray,	Strain	Magliacano	O’Farrell	Ortega	Spofford

Retail/Merchandising		🌑	🌑	🌑		🌑	🌑	🌑	🌑	🌑

Strategic Management	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Supply Chain	🌑		🌑	🌑	🌑			🌑	🌑

Brand and Consumer Marketing		🌑	🌑				🌑			🌑

Digital Commerce and Marketing		🌑	🌑			🌑	🌑			🌑

Human Capital Management		🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Information Technology and Cyber Security						🌑		🌑

Finance/Accounting	🌑	🌑			🌑	🌑	🌑	🌑	🌑

Governance/Risk Management	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Senior Leadership	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

ESG/DEI	🌑			🌑	🌑					🌑

Public Company Experience	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

BACKGROUND

Gender 🌑 Male O Female	O	🌑	🌑	O	🌑	🌑	🌑	O	🌑	O

African American or Black	🌑				🌑
Hispanic or Latinx									🌑
White		🌑	🌑	🌑		🌑	🌑	🌑		🌑

Skills and Experience Categories

Retail/Merchandising	Important in understanding our industry, business needs and strategic goals

Strategic Management	Important in implementing our goals and aligning on long-term business investments and objectives and our capital allocation

Supply Chain	Important to oversee upstream and downstream structure and design of the supply chain, all of which are critical to our strategic goals

Brand and Consumer Marketing	Important as marketing and communications are critical to building and expanding our market share

Digital Commerce and Marketing	Important in overseeing the development of our multi-channel strategy

Human Capital Management	Important to oversee our significant associate base that is growing, so that we place the best investments in our associates

Information Technology and Cyber Security	Important as we assess our technology and cybersecurity needs, along with the needs of our customers, among other reasons to protect our customers’ data

Finance/Accounting	Important to oversee and understand our financial statements, capital structure and internal controls

Governance/Risk Management	Supports our objective to have corporate governance and risk management practices that reflect industry best practices

Senior Leadership	Important as leadership experience can provide insight on business operations, growth and culture

ESG/DEI	Helpful in our work as a values driven organization

Public Company Experience	Important to oversee the workings of a public company

6 Leslie’s, Inc.

PROXY STATEMENT SUMMARY

Board Diversity Matrix (as of January 1, 2023)

Total Number of Directors	10

	Female	Male

Part I: Gender Identity

Directors	4	6

Part II: Demographic Background

African American or Black	1	1

Hispanic or Latinx	0	1

White	3	4

CORPORATE GOVERNANCE HIGHLIGHTS

•	The Board consists of a diverse mix of individuals with distinctive skills and experience

•	Separate Chairman, Chief Executive Officer, and Lead Independent Director

•	Majority of Board directors are independent directors

•	Only independent directors sit on Board committees

•	Average director age of 58 years

•	Annual Board and committee self-evaluations

•	Annual director evaluations

•	Executive sessions for Independent Directors

•	Directors and other designated officers are subject to stock ownership guidelines

•	Consistent outreach with our shareholders related to governance and other matters

•	Hedging/pledging prohibited

Proxy Statement and Annual Meeting Report 2023	7

Corporate Governance

DIRECTOR INDEPENDENCE

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information provided by each director, our Board has determined that none of our directors, with the exception of Messrs. Egeck, Kufel, Magliacano and Ortega, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent under applicable Nasdaq rules. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

BOARD LEADERSHIP STRUCTURE

The Board annually reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. The Board selects its Chairman and the Chief Executive Officer (“CEO”) in a way it considers is in the best interests of the Company. The Board does not have a policy on whether the role of Chairman and CEO should be separate or combined. The Board has determined, however, that wherever and for so long as the Chairman is not an independent director, then there shall also be a lead independent director.

Currently, our Chairman is Steven L. Ortega, and the Lead Independent Director is James Ray, Jr.

LEAD INDEPENDENT DIRECTOR

The Lead Independent Director’s responsibilities include the following:

•	presiding at all meetings of the Board at which the chairperson of the Board is not present, including executive sessions of non-employee directors and independent directors;

•

approving information sent to the Board and overseeing that the scope, quality, quantity and timeliness of the flow of information between management and the Board is adequate for the Board to effectively and responsibly perform its duties;

•	consulting with the chairperson of the Board regarding agendas for all meetings of the Board as well as contributing to and approving them;

•	approving Board meeting schedules to provide that there is sufficient time for discussion of all agenda items;

•	serving as a liaison between the chairperson of the Board and the independent directors; and

•	if requested by major shareholders, being available for consultation and direct communication.

In addition, the Lead Independent Director also has the authority to call meetings of the independent directors.

DIRECTOR NOMINATIONS

In accordance with its charter, the Nominating and Corporate Governance Committee determines the qualifications, qualities, skills, and other expertise required to be a director and recommends to the Board criteria to be considered in selecting nominees for directors. These will inform the committee’s annual evaluation of the experience and characteristics appropriate for Board members and director candidates in light of the Board’s composition, and the skills and expertise needed for effective operation of the Board and its committees. The Board and the Nominating and Corporate Governance Committee also ensures that qualified director candidates with a diversity of gender, ethnicity, tenure, skills and experience are included by the Company or any search firm it engages in each pool of candidates from which Board nominees are chosen.

8 Leslie’s, Inc.

CORPORATE GOVERNANCE

The Nominating and Corporate Governance Committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by Board, and any shareholder recommendations for director are evaluated in the same manner as other candidates considered by the Nominating and Corporate Governance Committee. Shareholders that wish to nominate a director for election to our Board should follow the procedures described under the “Submission of Shareholder Proposals for the 2024 Annual Meeting” heading.

We generally evaluate the following criteria regarding minimum director qualifications for our directors to possess: educational background, gender, ethnic diversity, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our shareholders.

The Nominating and Corporate Governance Committee of the Board prepares policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Board. The above-mentioned attributes, along with the leadership skills and other experiences of our officers and Board members described above, are expected to provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of shareholder value appreciation through organic and acquisition growth.

BOARD AND BOARD COMMITTEES ANNUAL SELF-ASSESSMENTS

On an annual basis, the Board and the Board Committees conduct written self-assessments on their respective performance throughout the past year. These written self-assessments are completed by each Board director and Board Committee member, and then the results are compiled and reviewed by the Board and/or respective Board Committee.

BOARD COMMITTEES

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

In accordance with our Corporate Governance Guidelines, the independent directors meet in executive session without management present on a regularly scheduled basis.

During the fiscal year ended October 1, 2022, the Board held 9 meetings, and there were 10 meetings of the Audit Committee, 6 meetings of the Compensation Committee and 5 meetings of the Nominating and Corporate Governance Committee. All incumbent directors attended at least 75% of the aggregate of the meetings of the Board and committees on which they served occurring during 2022.

Directors are expected to attend the annual meeting of shareholders absent unusual circumstances.

Proxy Statement and Annual Meeting Report 2023	9

CORPORATE GOVERNANCE

AUDIT COMMITTEE
MEMBERS Susan O’Farrell (Chair) Yolanda Daniel John Strain

PRINCIPAL RESPONSIBILITIES:

The primary role of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. Management of the Company is responsible for preparing the Company’s financial statements, determining that they are complete, accurate, and in accordance with generally accepted accounting principles in the United States (“US GAAP”) and establishing and maintaining satisfactory disclosure controls and internal control over financial reporting. The independent public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion on the conformity of those consolidated financial statements with US GAAP and expressing an opinion as to the effectiveness of the Company’s internal controls over financial reporting.

We have adopted a committee charter that details the principal functions of the Audit Committee, including:

•  selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•  helping to ensure the independence and performance of the independent registered public accounting firm;

•  reviewing financial statements and discussing the scope and results of the independent audit and quarterly reviews with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•  preparing the audit committee report that the Securities and Exchange Commission (“SEC”) requires to be included in our annual proxy statement;

•  reviewing the adequacy and effectiveness of our internal control over financial reporting and disclosure controls and procedures, and overseeing procedures for employees to submit concerns anonymously about accounting, internal control, or audit matters;

•  reviewing and approving the function of our internal audit department;

•  reviewing our policies on risk assessment and risk management;

•  reviewing related party transactions; and

•  approving or, as required, pre-approving, all audit and all permissible non-audit services and fees, to be performed by the independent registered public accounting firm.

Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the Audit Committee, all of whom must be independent. Each member of the Audit Committee is financially literate, and our Board has determined that Ms. O’Farrell and Ms. Daniel both qualify as an “audit committee financial expert” as defined in applicable SEC rules and have accounting or related financial management expertise.

The Audit Committee has established and oversees procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls over financial reporting and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. The Audit Committee has the authority to retain counsel and other advisers as it determines necessary to fulfill its duties and responsibilities.

10 Leslie’s, Inc.

CORPORATE GOVERNANCE

COMPENSATION COMMITTEE
MEMBERS John Strain (Chair) Jodeen Kozlak James Ray, Jr. Claire Spofford

PRINCIPAL RESPONSIBILITIES:

The primary role of the Compensation Committee is to assist the Board with the oversight of executive compensation.

We have adopted a committee charter that details the principal functions of the Compensation Committee, including:

•  reviewing, approving and determining, or making recommendations to our Board regarding the compensation of our executive officers;

•  overseeing our overall compensation philosophy and compensation policies, plans and benefit programs for service providers, including our executive officers;

•  administering our equity compensation plans; and

•  reviewing, approving, and making recommendations to our Board regarding incentive compensation and equity compensation plans.

The Compensation Committee may delegate its duties and responsibilities to one or more subcommittees as it determines appropriate.

The Compensation Committee is comprised of four directors, each director meets the Nasdaq independence requirements and all four directors qualify as “non-employee directors” under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

The Compensation Committee has the authority, in its sole discretion, to retain a compensation consultant, legal counsel or other advisers, and are directly responsible for the compensation, retention terms and overseeing the work of any such advisers.

The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) in April 2021 to serve as the compensation consultant for the Compensation Committee and to provide advice in connection with the design of the Company’s 2022 compensation program for directors and executive officers. FW Cook did not provide any other services to the Company or management, and FW Cook only received fees from the Company for the services it provided to the Compensation Committee. The Compensation Committee evaluated FW Cook’s independence under the applicable Nasdaq and SEC standards and concluded that FW Cook was independent of the Company and that its services raised no conflicts of interest. The Company’s Chief Executive Officer and Chief Financial Officer were invited to participate in discussions regarding the 2022 compensation program and to give their recommendations.

Proxy Statement and Annual Meeting Report 2023	11

CORPORATE GOVERNANCE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
MEMBERS Jodeen Kozlak (Chair) Yolanda Daniel James Ray, Jr. Claire Spofford

PRINCIPAL RESPONSIBILITIES:

The primary role of the Nominating and Corporate Governance Committee is to assist the Board with oversight of the director nominations process and the Company’s corporate governance.

We have adopted a committee charter, which details the purpose and responsibilities of the Nominating and Corporate Governance Committee, including:

•  identifying, evaluating, and selecting, or making recommendations to our Board regarding, nominees for election to our Board and its committees;

•  evaluating the performance of our Board and of individual directors;

•  considering and making recommendations to our Board regarding the composition of our Board and its committees;

•  reviewing developments in corporate governance practices;

•  evaluating the adequacy of our corporate governance practices and reporting;

•  reviewing the succession planning for our executive officers; and

•  developing and making recommendations to our Board regarding corporate governance guidelines and matters.

The Board has delegated to the Nominating and Corporate Governance Committee oversight of our ESG matters. The Nominating and Corporate Governance Committee has an ESG Sub-Committee which reviews and monitors our ESG sustainability and corporate governance trends, and conducts ESG shareholder outreach.

The Nominating and Corporate Governance Committee may delegate its duties and responsibilities to one or more subcommittees, consisting only of independent directors, as it determines appropriate.

The Nominating and Corporate Governance Committee is comprised of four directors and each director meets the Nasdaq independence requirements.

The Nominating and Corporate Governance Committee has the authority to retain counsel and other advisers as it determines necessary to fulfill its duties and responsibilities, including search firms to be used to identify director candidates. The Nominating and Corporate Governance Committee is responsible for setting the compensation and retention terms and overseeing the work of any director search firm, outside legal counsel or any other advisors.

12 Leslie’s, Inc.

CORPORATE GOVERNANCE

RISK OVERSIGHT

A core responsibility of the Board is to understand the principal risks associated with the Company’s business on an ongoing basis, and oversee the key risk decisions of management, which includes comprehending the appropriate balance between risks and rewards. While the Audit Committee has primary responsibility for risk oversight, both the Audit Committee and the Board are actively involved in risk oversight and both receive reports on our risk management activities from our executive management team on a regular basis. Members of both the Audit Committee and the Board also engage in periodic discussions with members of management as they deem appropriate to review and address the proper management of the Company’s risks. In addition, each committee of the Board considers risks associated with its respective area of responsibility.

COMMUNICATIONS WITH DIRECTORS

Shareholders may contact the Board by mailing correspondence “c/o Corporate Secretary” to the Company’s principal offices at 2005 East Indian School Road, Phoenix, Arizona 85016. Correspondence will be forwarded to the respective director, except that the Corporate Secretary reserves the right not to forward advertisements or solicitations, customer complaints, obscene or offensive items, communications unrelated to the Company’s affairs, business or governance, or otherwise inappropriate materials.

GOVERNANCE DOCUMENTS

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to written charters adopted by the Board. These charters, along with the Corporate Governance Guidelines and the Code of Ethics, are available at the Company’s website and in print to any shareholder who requests a copy. To access these documents from the Company’s website, go to ir.lesliespool.com and select “Governance Documents” from the “Governance” drop-down menu. Requests for a printed copy should be addressed to Corporate Secretary, Leslie’s, Inc., 2005 East Indian School Road, Phoenix, Arizona 85016.

Proxy Statement and Annual Meeting Report 2023	13

CORPORATE GOVERNANCE

POLICIES PROHIBITING HEDGING OR PLEDGING

The Board has adopted a policy prohibiting all executive officers and directors from engaging in any form of hedging transaction involving the securities of the Company. The policy addresses short sales and transactions involving publicly traded options and also prohibits such individuals from holding our securities in margin accounts and from pledging our securities as collateral for loans. We believe that these policies further align our executives’ interests with those of our shareholders.

DIRECTOR COMPENSATION

The Board reviews the Company’s director compensation program annually with the assistance of FW Cook. Board compensation is reviewed in relation to the same peer group used to benchmark the executive compensation program and with reference to the market median to ensure that directors are paid competitively for their time commitment. The following table sets forth the compensation earned by our non-employee directors for service as a member of the Board for the fiscal year ended October 1, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Yolanda Daniel	80,000	171,886	-	251,886

Jodeen Kozlak	85,000	171,886	-	256,886

Eric Kufel(3)	65,316	171,886	-	237,202

Matt Lischick(3)	4,107	-	-	4,107

Marc Magliacano(3)	65,632	171,886	-	237,518

Susan O’Farrell	87,720	171,886	9,130	268,735

Steven L. Ortega	125,000	365,270	9,915	500,185

James Ray, Jr.	103,489	73,973	-	177,462

Claire Spofford(4)	29,670	103,779	-	133,449

John Strain	90,000	171,886	-	261,886

(1)

The amounts in this column reflect the aggregate grant date fair value of the restricted stock units (“RSUs”) granted to our non-employee directors during the fiscal year, computed in accordance with Accounting Standards Codification 718. The valuation assumptions used in determining such amounts are described in Note 17 – Equity-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 1, 2022. The grant dates for the RSUs for all non-employee directors were November 2, 2021 and March 16, 2022, with the exception of Ms. Spofford and Mr. Ray, who received awards on May 18, 2022 and August 13, 2022, respectively. The November 2, 2021 RSU grants represented a prorated RSU award to bring the director grants through the date of the 2022 Annual Meeting and the March 16, 2022 RSU grants represented the directors’ annual RSU award. The August 13, 2022 RSU grant to Mr. Ray consisted of an annual catch up of seven months prior to the 2023 Annual Meeting.

In addition, Mr. Ortega received an additional stock award as former Chief Executive Officer in fiscal year 2021, as disclosed in last year’s proxy statement. Mr. Ortega received performance-vesting stock options eligible to vest 50% on the Company’s achievement of the Adjusted net income target for fiscal year 2021 and 50% on the Company’s achievement of the Adjusted net income target for fiscal year 2022. Although the performance-vesting options were approved in fiscal year 2021, the fiscal year 2022 Adjusted net income target was not established until after the end of fiscal year 2021. Therefore, the portion of the awards attributable to the fiscal year 2022 Adjusted net income target was not considered granted for accounting purposes until fiscal year 2022 and is included in the stock award values disclosed for fiscal year 2022. See our Compensation Discussion and Analysis below for the definition of Adjusted net income.

(2)

The amounts in this column reflect the portion of health insurance premiums paid by the Company. All directors are eligible to participate in the health plans generally provided to our executives (provided that they pay the same portion of the premiums, related deductibles, and copays as required to be paid by our actively employed executives).

(3)

Mr. Lischick received prorated fees for his time on the Board prior to his resignation on October 25, 2021. In addition, Messrs. Kufel and Magliacano received prorated fees for their service prior to resignation from their respective committees on October 25, 2021.

(4)

Ms. Spofford joined the Board effective May 18, 2022 and received a prorated portion of the annual director cash compensation and RSU grant for service prior to the 2023 Annual Meeting (determined as described below).

14 Leslie’s, Inc.

CORPORATE GOVERNANCE

Our non-employee directors are eligible to receive cash compensation for their service on our Board and committees in the form of annual cash retainers as follows.

Position	Retainer ($)

Non-Executive Chairman	125,000

Board Member (other than the Non-Executive Chairman)	65,000

Lead Independent Director	25,000
Audit Committee:
Chairperson	25,000

Committee Member	10,000
Compensation Committee:
Chairperson	15,000

Committee Member	10,000
Nominating and Corporate Governance Committee:
Chairperson	10,000

Committee Member	5,000

Equity Compensation. Upon initial election and re-election to our Board, our non-employee directors receive an award of RSUs, with the number of shares determined by dividing $125,000 by the closing price of our common stock on the date of the grant. All RSUs granted to our non-employee directors’ vest on the one-year anniversary date from the grant date. For grants made in connection with a director’s initial election or appointment to our Board, the $125,000 dollar amount is pro-rated based on the number of days remaining in the 365-day period following the last annual meeting.

Expense Reimbursement. Our directors will be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Our directors are also entitled to the protection provided by the indemnification provisions in our bylaws. Our Board may revise the compensation arrangements for our directors from time to time.

Share Ownership. Our Board believes that, in order to more closely align the interests of our non-employee directors with the long-term interests of the Company’s shareholders, all non-employee directors should maintain a minimum level of equity interests in the Company’s common stock. Such stock ownership guidelines are based on the value of common stock owned as a multiple of the non-employee director’s retainer. For a non-employee director, the stock ownership multiple is 5x their annual cash retainer. The guidelines will be reviewed annually and revised as appropriate to keep pace with competitive and good governance practices. For purposes of determining stock ownership levels, the following forms of equity interests in the Company are included: common stock of the Company; Company restricted stock or RSUs granted under the Company’s 2020 Omnibus Incentive Plan (or any predecessor or successor plan) which are to be settled in shares of common stock, except to the extent such restricted stock or RSUs are subject to vesting conditions other than conditions based solely on the passage of time and continued service. Under the guidelines, non-employee directors are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable level. As of the record date, all non-employee directors were in compliance with the guidelines either by virtue of holding the required number of shares or by compliance with the 50% retention ratio.

Proxy Statement and Annual Meeting Report 2023	15

Proposal 1: Election of Directors

Our Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) specifies that the Board consists of three classes of directors serving staggered three-year terms. There are three Class II directors whose term of office expires at the 2023 Annual Meeting of Shareholders (the “Annual Meeting”). Based on the recommendation of the Nominating and Corporate Governance Committee, the Board nominated two Class II directors for election at the Annual Meeting to hold office until the 2026 annual meeting of our shareholders or until their successors have been elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal.

Each of the nominees has consented to serve as a director, if elected, and all of the nominees are currently directors. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by the Board, or alternatively, the Board may reduce the size of the Board.

Our Board recommends a vote “FOR” the election of each nominee.

16 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTOR NOMINEES

For each of the two director nominees standing for election, as well as the six other directors with terms expiring at future annual meetings, the following describes certain biographical information and the specific experience, qualifications, attributes or skills that qualify them to serve as our directors and, as applicable, the Board committees on which they serve.

NOMINEES FOR ELECTION TO A THREE-YEAR TERM EXPIRING AT THE 2026 ANNUAL MEETING OF SHAREHOLDERS

Jodeen Kozlak, a Class II director, notified the Company that she is not standing for re-election at the 2023 Annual Meeting.

Skills and Experience

• Strategic Management • Supply Chain • Human Capital Management • Finance/Accounting • Governance/Risk Management	• Senior Leadership • ESG/DEI • Public Company Experience

Other Public Company Boards	Committees
• Commercial Vehicle Group, Inc. (NASDAQ: CVGI) • Spirit AeroSystems Holdings, Inc. (NYSE: SPR)	• Compensation • Nominating and Corporate Governance

Background

Mr. Ray joined the Board in August 2021. Mr. Ray served from 2013 to 2020 in various leadership capacities at Stanley Black & Decker, Inc, a global industrial and consumer products company, most recently as President of STANLEY Engineered Fastening from 2019 to 2020. He previously served from 2009 to 2013 as Senior Vice President and General Manager of TE Connectivity Inc. (f/k/a Tyco Electronics) where he was responsible for its North and South American Automotive connectivity business. From 1993 to 2009 Mr. Ray served in numerous engineering and operational leadership roles at General Motors Company, where he began his career, and at Delphi Corporation following its spin-off from GM. He currently serves on the board of directors of Commercial Vehicle Group, Inc. (NASDAQ: CVGI) and Spirit AeroSystems Holdings, Inc. (NYSE: SPR). Mr. Ray was selected to serve as a director because he brings to the Board significant executive management and public board experience.

Proxy Statement and Annual Meeting Report 2023	17

PROPOSAL 1: ELECTION OF DIRECTORS

Skills and Experience

• Retail/Merchandising • Strategic Management • Digital Commerce and Marketing • Human Capital Management • Information Technology and Cyber Security	• Finance/Accounting • Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
None	• Audit • Compensation (Chair)

Background

Mr. Strain joined the Board in August 2018. Mr. Strain was the Head of e-Commerce and Technology at Gap, Inc., between October 2019 and May 2022. Gap, Inc. is an American worldwide clothing and accessories retailer founded in 1969. Mr. Strain had responsibilities in such role for technology, product management, data and analytics, and loyalty and payments. Mr. Strain also oversaw the digital business including e-commerce strategy and operations and digital and direct marketing. With almost 30 years in the retail technology and e-commerce space, Mr. Strain brings a consumer-centric mindset to a delivery orientation that has resulted in a track record of successful digital transformations. Prior to joining Gap Inc., Mr. Strain was the General Manager of the Retail and Consumer Goods Industry for Salesforce. Mr. Strain also spent 11 years at Williams-Sonoma Inc. as the Chief Digital and Technology Officer, where he was responsible for technology, product management, and digital marketing. Mr. Strain also spent 14 years as a management consultant. Mr. Strain received a B.S. in Finance from Santa Clara University where he was a member of the Retail Management Institute. Mr. Strain was selected to serve as a director due to his experience in various positions with consumer-facing companies.

18 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING OF SHAREHOLDERS

Marc Magliacano notified the Company that he is resigning from the Board at the conclusion of the 2023 Annual Meeting.

Skills and Experience

• Retail/Merchandising • Strategic Management • Supply Chain • Human Capital Management • Information Technology and Cyber Security	• Finance/Accounting • Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
None	• Audit (Chair)

Background

Ms. O’Farrell joined the Board in October 2020. Previously, Ms. O’Farrell served as Chief Financial Officer, Senior Vice President, Principal Accounting Officer and Treasurer at BlueLinx Holdings Inc., a wholesale distributor of building and industrial products, from 2014 to 2020. Ms. O’Farrell has been a senior financial executive holding several roles with The Home Depot, a home improvement retailer, from 1999 to 2014. As the Vice President of Finance at The Home Depot, Ms. O’Farrell led teams supporting the retail organization. In her final role with The Home Depot, Ms. O’Farrell was responsible for the finance function for The Home Depot’s At Home Services Group. Ms. O’Farrell began her career with Andersen Consulting, LLP, leaving as an Associate Partner in 1996 for a strategic information systems role with AGL Resources. Ms. O’Farrell served as a Director of BlueLinx Corporation, a subsidiary of BlueLinx Holdings. Ms. O’Farrell has a B.S. in business administration from Auburn University. Ms. O’Farrell was selected to serve as a director due to her extensive leadership experience in the retail and distribution industry, her broad business background, financial expertise as well as her experience as the Chief Financial Officer of a publicly listed company.

Proxy Statement and Annual Meeting Report 2023	19

PROPOSAL 1: ELECTION OF DIRECTORS

Skills and Experience

• Retail/Merchandising • Strategic Management • Supply Chain • Human Capital Management • Finance/Accounting	• Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
None	None

Background

Mr. Ortega’s prior roles at the Company include Chief Executive Officer and President from 2017 to 2020, President and Chief Operating Officer from 2015 to 2017, Chief Financial Officer and Chief Operating Officer from 2014 to 2015, and EVP and Chief Financial Officer from 2005 to 2014. Prior to joining the Leslie’s organization, Mr. Ortega served as Executive Vice President and Chief Financial Officer for BI-LO, LLC from 1999 to 2005. At that time, BI-LO, LLC, was a $4.8 billion leading multi-branded regional supermarket chain in the southeast United States, which operated 423 stores in six states. Mr. Ortega’s responsibilities at BI-LO, LLC included the leadership and oversight of the Finance, Treasury, Accounting, Real Estate, Construction, Information Technology, Risk Management, and Internal Audit functions. Mr. Ortega also held the position of President of Golden Gallon Convenience Stores, a wholly-owned subsidiary of BI-LO, LLC, based in Tennessee. Prior to joining BI-LO, LLC, Mr. Ortega was with American Stores Company, holding various positions within their supermarket and drug store subsidiaries, including Vice President, Finance and Administration and Vice President, Logistics. Mr. Ortega also serves on the board of directors of James Avery Artisan Jewelry. Mr. Ortega has a B.S. in Accounting from the University of Arizona. Mr. Ortega was selected to serve on our Board because of his experience and knowledge of the consumer industry, including as our former Chief Executive Officer and Chief Operating Officer.

Skills and Experience

• Retail/Merchandising • Strategic Management • Brand and Consumer Marketing • Human Capital Management	• Governance/Risk Management • Senior Leadership • Public Company Experience • ESG/DEI

Other Public Company Boards	Committees
J. Jill, Inc. (NYSE: JILL)	None

Background

Ms. Spofford joined the Board in May 2022. Ms. Spofford currently serves as Chief Executive Officer and President of J. Jill, a women’s apparel company. She also serves on J.Jill’s board of directors. Prior to joining J.Jill in February 2021, Ms. Spofford was the President of Cornerstone Brands, a holding company for several catalog operators, from December 2017 to October 2020. In that role, she oversaw a portfolio of four interactive, aspirational, home and apparel lifestyle brands: Ballard Designs, Frontgate, Garnet Hill and Grandin Road. She led the team there in evolving the brands into profitable, digitally- driven omnichannel businesses. Before being promoted into this role, from January 2014 to December 2017, Ms. Spofford was the President of Garnet Hill. Prior to that, Ms. Spofford was Senior Vice President and Chief Marketing Officer of J.Jill and held numerous leadership roles at Orchard Brands, including Interim President and Chief Executive Officer, Group President for Premium Brands, and President of Appleseed’s. Before joining Orchard Brands, Spofford served as Vice President, Global Marketing of Timberland. Ms. Spofford currently serves on the board of directors of Reclaim Childhood, and she previously served on the boards of White Flower Farm and Project Adventure, Inc. Ms. Spofford received her M.B.A. from Babson College and her Bachelor of Arts in English and Political Science from the University of Vermont.

20 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2025 ANNUAL MEETING OF SHAREHOLDERS

Skills and Experience

• Strategic Management • Supply Chain • Finance/Accounting • Governance/Risk Management	• Senior Leadership • ESG/DEI • Public Company Experience

Other Public Company Boards	Committees
None	• Audit • Nominating and Corporate Governance

Background

Ms. Daniel joined the Board in October 2020. Ms. Daniel is the former Vice President, Finance of the Federal Reserve Bank of Chicago where between 2017 through 2022 she was responsible for finance, financial analytics, procurement and supplier diversity. The Federal Reserve Bank of Chicago is one of twelve regional reserve banks that, along with the Federal Reserve Board of Governors, make up the United States central bank. Ms. Daniel brings 30 years of finance, accounting and audit experience and executive leadership in the global and domestic distribution, financial services, and healthcare industries. Ms. Daniel previously served as CFO for mission-based organizations from 2015 to 2017, which included her tenures at IFF, a community development financial institution and real estate developer, where she led the finance and investor relations functions, as well as tenure at the American Board of Medical Specialties. In the preceding 15 years, Ms. Daniel held senior financial executive roles in industry which included a seven-year tenure at W. W. Grainger, Inc. as Global Chief Audit Executive, CFO and Board Director for Grainger Canada, a division of W.W. Grainger, Inc., and Vice President for finance transformation and, U.S. financial services, where she led the company’s U.S. payment operations. Ms. Daniel also held roles of increasing responsibility at CVS Health (formerly Caremark), where, as Vice President, internal audit services she was responsible for attestation and consultation activities during a highly acquisitive and extensive growth period for the company. Ms. Daniel began her finance career in public accounting in 1990 with Banks, Finley, White & Company leaving in 1994 to assume progressive roles in finance leadership with private equity and small businesses. Ms. Daniel earned an MBA from Kellogg School of Management at Northwestern University, B.S. in accounting from the University of Alabama at Birmingham, and is a marketing alumna from Jackson State University. Ms. Daniel is actively engaged in non-profit leadership, is an Aspen Institute 2017 Finance Leaders Fellow, and a member of the Aspen Global Leadership Network. Ms. Daniel was selected to serve on our Board because of her significant experience in finance and accounting, as well as her audit leadership for global and US-based operations across the distribution, financial services, and healthcare industries.

Proxy Statement and Annual Meeting Report 2023	21

PROPOSAL 1: ELECTION OF DIRECTORS

Skills and Experience

• Retail/Merchandising • Strategic Management • Brand and Consumer Marketing • Digital Commerce and Marketing • Human Capital Management	• Finance/Accounting • Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
None	None

Background

Mr. Egeck is our Chief Executive Officer and a member of our Board. Mr. Egeck joined in such capacities in February 2020. Previously, Mr. Egeck served as the Chief Executive Officer of PSEB Group, a $1.5 billion operating company composed of the Eddie Bauer outdoor brand and teen retailer PACSUN. Mr. Egeck has more than three decades of experience and a proven track record of driving transformational growth for a variety of brands and business models including: Chief Executive Officer of Eddie Bauer (from 2012 to 2020); Chief Executive Officer of Hurley International, a division of Nike, Inc. (from 2011 to 2012); President of True Religion Apparel, Inc. (from 2010 to 2011); President of VF Corp’s Contemporary Brand Coalition (from 2007 to 2009); Chief Executive Officer of Seven For All Mankind, prior to its acquisition by VF Corp. (from 2006 to 2007); President of VF Corp’s Outdoor and Action Sports Coalition (from 2004 to 2006); and President of The North Face, a division of VF Corp (from 2000 to 2004). Previously, Mr. Egeck held senior leadership positions at Columbia Sportswear and Seattle Pacific Industries. Mr. Egeck has a B.A. in Economics from the University of Washington and an M.B.A. from the Michael G. Foster School of Business at the University of Washington. Mr. Egeck was selected to serve on our Board because of his experience and knowledge of the consumer industry, including as our Chief Executive Officer.

Skills and Experience

• Retail/Merchandising • Strategic Management • Supply Chain • Brand and Consumer Marketing • Digital Commerce and Marketing	• Human Capital Management • Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
None	None

Background

Mr. Kufel joined the Board in January 2018 and served as our Executive Chairman from January 2019 through September 2019. Mr. Kufel is the former Chief Executive Officer of West Marine, Inc., a retailer of boating and fishing supplies, and held such role from August 2021 through December 2022. Previously, Mr. Kufel served as Chairman of CorePower Yoga from 2016 to 2020 and as its Chief Executive Officer from 2016 to 2019. From 2015 to 2016, Mr. Kufel was an Operating Partner at L Catterton and served on the board of Ferrara Candy Company. Mr. Kufel also served as a Director and the Chief Executive Officer of Van’s Foods from 2009 to 2014 and Inventure Foods, Inc. from 1997 to 2008. Mr. Kufel has a Bachelor of Business Administration Degree from Gonzaga University and a master’s degree from the Thunderbird School of Global Management. Mr. Kufel was selected to serve as a director due to his extensive experience in leadership roles in the consumer industry.

22 Leslie’s, Inc.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Ernst & Young LLP (“E&Y”) has served as the Company’s independent registered public accounting firm since 2000. Representatives of E&Y are expected to be present at the Annual Meeting online and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions from shareholders.

We are asking shareholders to ratify the Audit Committee’s selection of E&Y as our independent registered public accounting firm for the fiscal year ending September 30, 2023. While such ratification is not required, the Board is submitting the selection of E&Y to our shareholders for ratification as a matter of good corporate practice. If shareholders do not ratify the selection of E&Y as our independent registered public accounting firm for the fiscal year ending September 30, 2023, our Audit Committee may reconsider the selection of E&Y as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Our Board recommends a vote “FOR” the ratification of the selection by the Audit Committee of E&Y as our independent registered public accounting firm.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a summary of fees paid or to be paid to E&Y for services rendered over the prior two fiscal years. All such services were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policy” described below.

	For the Year Ended October 1, 2022	For the Year Ended October 2, 2021

Audit Fees(1)	$1,954,000	$1,359,000

Audit-Related Fees	-	-

Tax Fees	-	-

All Other Fees(2)	2,000	2,000

Total	$1,956,000	$1,361,000

(1)

Audit fees consist of fees associated with (i) the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements and (iii) assistance with SEC filings including consents and related services in connection with the Company’s offerings.

(2)	All other fees consist of license fees for E&Y’s accounting research software.

PRE-APPROVAL POLICY

The Audit Committee has adopted policies and procedures with respect to the pre-approval of all audit and permitted non-audit services by the Company’s independent registered public accounting firm. The Audit Committee undertakes a review of such policies at least quarterly, and if necessary, modifies such pre-approval procedures and policies. The Audit Committee may delegate its pre-approval responsibilities to one or more subcommittees as the Audit Committee may deem appropriate, provided that any pre-approval of services by such subcommittees pursuant to this delegated authority must be presented to the full Audit Committee at its next scheduled meeting.

Proxy Statement and Annual Meeting Report 2023	23

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT(1)

The Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and SEC. Additionally, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Submitted by:

Audit Committee of the Board of Directors

Susan O’Farrell (Chair)

Yolanda Daniel

John Strain

(1)

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”) or the Exchange Act.

24 Leslie’s, Inc.

Proposal 3: Non-Binding, Advisory Vote to Approve Named Executive Officer Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables our shareholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “say-on-pay” vote).

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to provide an attractive, flexible and market-based compensation program tied to company and individual performance and aligned with the interests of our shareholders. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation program, including information about the compensation of our named executive officers (“NEOs”).

We are asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion disclosed in this Proxy Statement.”

This resolution will not be binding on our Board or the Compensation Committee. However, our Board and the Compensation Committee will review and consider the results of this Proposal 3 when making future compensation decisions for our named executive officers. In accordance with our policy of holding annual “say-on-pay” advisory votes, the next “say-on-pay” advisory vote is expected to occur at our 2024 annual meeting of shareholders.

Our Board recommends a vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

Proxy Statement and Annual Meeting Report 2023	25

Information about Our Executive Officers

Name	Age	Title

Michael R. Egeck	64	Chief Executive Officer

Steven M. Weddell	48	Executive Vice President and Chief Financial Officer

Paula F. Baker	55	Chief Revenue Officer

Brad Gazaway	53	Chief Legal Officer and Corporate Secretary

Moyo LaBode	52	Chief Merchandising Officer

Michael R. Egeck’s biographical information can be found with the other director biographies in the Director Nominees section.

Steven M. Weddell is our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Weddell joined the Company in such capacities in June 2015. Mr. Weddell served as a member of our Board from March 2016 to October 2020. Mr. Weddell worked at Goldman, Sachs & Co. from 2003 to 2015, in the Investment Banking Group, and served as a Managing Director in the Consumer Retail Group as well as the Merger Leadership Group. Mr. Weddell also served as a Manager in the Assurance Practice at Arthur Andersen LLP. Mr. Weddell earned his CPA license in California and previously held Series 7 and Series 24 licenses. Mr. Weddell has a B.S. in Accounting from the University of Southern California and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Paula F. Baker has been our Chief Revenue Officer since March 2020. Prior to that, Ms. Baker served as our Chief People and Performance Officer since November 2019. Before joining Leslie’s, Ms. Baker served 15 years with Best Buy. From June 2017 to March 2019, Ms. Baker served as the President of US Retail at Best Buy, where she led the organization responsible for over 1,000 stores and $35 billion in revenue. While at Best Buy, Ms. Baker served in a variety of retail and human resources leadership roles, including Chief Human Resources Officer in 2016 and Territory Vice President from 2012 to 2016. During her time at Best Buy, Ms. Baker was also a Territory Human Resources Director from 2010 to 2012 and served in District Manager and General Manager roles from 2004 to 2010. Before joining Best Buy in 2004, Ms. Baker worked at Books-A-Million, a large chain bookstore in the southeast, Golfsmith International, a retail golf superstore, and St. Andrews Golf Company, a premier golf club manufacturer and retailer, in retail leadership roles. Ms. Baker has a bachelor’s degree in accounting and finance from the University of Nevada—Las Vegas.

26 Leslie’s, Inc.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Brad Gazaway has been our Chief Legal Officer and Corporate Secretary since February 2021. Prior to that, Mr. Gazaway served as our SVP, General Counsel & Store Development since July 2017. Before joining Leslie’s, Mr. Gazaway was General Counsel for RED Development, and prior to that served from 2003-2015 at Henkel Corporation (formerly The Dial Corporation) in a VP and Associate General Counsel role.    Mr. Gazaway began his professional career as a corporate and securities associate at Snell & Wilmer, LLP. Mr. Gazaway has a B.S. in Political Science from the U.S. Naval Academy and a J.D. from the University of Iowa Law School.

Moyo LaBode has been our Chief Merchandising Officer since December 2021. Prior to that, Mr. LaBode served as our SVP, Merchandising from May 2021 to December 2021. Before joining Leslie’s, Mr. LaBode served as Vice President, General Merchandise Manager at Barnes & Noble from 2018 to 2021, where he was responsible for the gift, toys and entertainment categories. Prior to that, Mr. LaBode worked at The Home Depot, where he was the Divisional Merchandise manager for hard surface flooring and the Vice President of Merchandise Strategy, and he worked at Target Corporation, where he was responsible for a variety of merchandising, sourcing and operational roles. Mr. LaBode has a B.A. in Economics from the University of Minnesota.

Proxy Statement and Annual Meeting Report 2023	27

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”) we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies for fiscal year 2022 with respect to our NEOs, and the material factors that we considered in making those decisions.

Fiscal year 2022 was a transitional year in our executive compensation program. All our NEOs were paid base salary and were eligible for cash incentive opportunities in the ordinary course, however, we made only selective long-term equity grants in light of the front-loaded grants certain NEOs received in connection with our initial public offering (“IPO”) in fiscal year 2021. Looking forward, fiscal year 2023 will represent the first year of our ongoing executive compensation program. Our NEOs will receive a mix of base salary, annual cash bonus opportunities, and long-term equity incentives comprised of an equal value-based mix of performance vesting restricted stock units (“PSUs”) and time-vesting RSUs.

EXECUTIVE COMPENSATION PHILOSOPHY

We believe our compensation philosophy and design are well aligned with the interest of our shareholders, as well as our performance culture, growth strategy, and desire to attract and retain high-quality executives. Our executive compensation philosophy is to provide an attractive, flexible and market-based compensation program tied to company and individual performance and aligned with the interests of our shareholders. In establishing compensation levels and designing the elements of our executive compensation program, we aim to set overall compensation levels that are both internally equitable and commensurate with the companies with which we compete for talent. The principal objectives of our executive compensation program are to attract and retain highly talented executives to serve in leadership positions and advance our long-term growth strategy. Within our ongoing program, we motivate such executives to succeed by providing compensation that is based on both short- and long-term performance and aligns the interests of our officers with those of our shareholders by delivering a substantial portion of the officers’ compensation through incentives that drive long-term enterprise value creation. We regularly review our executive compensation program with the goal of motivating our executive team to achieve our strategic goals and aligning their interests with those of our shareholders.

The following features of our compensation program are designed to align the interests of our executive team with those of our shareholders and with market best practice:

What We Do	What We Don’t Do
✓ Grant compensation that is primarily at-risk and variable	✗ Allow hedging or pledging of Company stock

✓ Subject short-term incentive compensation to measurable and rigorous goals	✗ Reprice stock options without shareholder approval

✓ Use an independent compensation consultant	✗ Provide excessive perquisites

✓ Cap incentive payments	✗ Provide supplemental executive retirement plans

✓ Structure compensation to avoid excessive risk taking	✗ Provide tax gross-ups, including with respect to a change in control

✓ Provide competitive compensation that is compared against a size appropriate industry peer group	✗ Provide “single trigger” change in control payments

✓ Maintain rigorous stock ownership guidelines	✗ Provide excessive severance benefits

✓ Have a robust recoupment policy

28 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

PROCESS FOR SETTING EXECUTIVE COMPENSATION

Generally, our Compensation Committee reviews and, as appropriate, modifies compensation arrangements for executive officers during the first quarter of each fiscal year (with equity grants generally made during the first quarter or early in the second quarter). The CEO reviews the performance and compensation of our executive officers and makes recommendations as to their compensation to the Compensation Committee. In making its decisions regarding executive compensation, the Compensation Committee meets outside the presence of executive officers when making final decisions about each executive officer. The CEO is periodically present during portions of these deliberations that relate to the compensation for other executives, but does not participate in discussions regarding his own pay.

During fiscal year 2022, we engaged FW Cook as a third-party consultant to provide services including review and analysis of our executive compensation levels and practices, executive officer and non-employee director equity ownership guidelines, peer group compensation, and long-term incentive plan design and equity grant practices. As part of this review process, the Board and the Compensation Committee applied its values, philosophy and understanding of market trends and practices, while considering the compensation levels needed to ensure that our executive compensation program remains competitive and aligned with the interests of our shareholders.

PEER GROUP

To assist the Compensation Committee in its review of executive compensation for fiscal year 2022, the Compensation Committee developed, with FW Cook, a peer group of similarly-situated companies to use for compensation benchmarking purposes. The peer group used to inform compensation decisions for fiscal year 2022 was comprised of:

Boot Barn Holdings, Inc.	Johnson Outdoors Inc.	Terminix Global Holdings Inc.
Container Store Group, Inc.	MarineMax, Inc.	Topgolf Callaway Brands Corp.
Crocs, Inc.	Monro, Inc.	Trex Company, Inc.
Floor & Décor Holdings, Inc.	National Vision Holdings, Inc.	YETI Holdings, Inc.
Haverty Furniture Companies, Inc.	Ollie’s Bargain Outlet Holdings, Inc.

At the time the peer group was approved (May 2021), our market capitalization and trailing four quarters revenues approximated the median of the peer group. The peer group will continue to be reviewed annually to ensure it best represents the Company’s size, industry and scope of operations.

Peer group data were supplemented with national retail and general industry survey data, scoped by each executive’s revenue responsibility, to provide an additional market reference point.

ELEMENTS OF COMPENSATION

The compensation of our NEOs generally consists of base salary, annual cash bonus opportunities, long-term equity incentives in the form of equity awards and other benefits, each as described below.

Base salary

Base salary is a fixed element within a total compensation package intended to attract and retain the talent necessary to successfully manage our business and execute our business strategies. Base salaries for our NEOs are established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure, competitive market practice, and other factors deemed relevant. Base salaries for our NEOs in fiscal year 2022 and 2021 were as follows:

Name	FY2021	FY2022	% Increase

Michael R. Egeck	$1,025,000	$1,025,000	-%

Steven M. Weddell	$570,000	$570,000	-%

Paula F. Baker	$400,000	$400,000	-%

Brad Gazaway	$350,000	$350,000	-%

Moyo LaBode	$400,000	$400,000	-%

Proxy Statement and Annual Meeting Report 2023	29

COMPENSATION DISCUSSION AND ANALYSIS

Annual cash bonus opportunities

The target performance-based cash bonus opportunity for each of the NEOs is expressed as a percentage of his or her base salary and can be earned by meeting certain predetermined corporate performance objectives, subject to an individual/strategic performance modifier. Fiscal year 2022 annual cash bonuses for Mr. Egeck and Mr. Weddell were targeted at 100% of their base salaries, and fiscal year 2022 annual cash bonuses for Ms. Baker, Mr. Gazaway, and Mr. LaBode were targeted at 50% of their base salaries. The target percentages did not change from those in effect for fiscal year 2021.

The Board set corporate performance objectives based on the achievement of an annual Adjusted EBITDA target, which the Board believed to best align the interest of the NEOs and our shareholders. The Board established the following matrix to map Adjusted EBITDA performance to bonus earnouts, with pre-established threshold, target and maximum performance levels, with linear interpolation applying between such levels.

	Adjusted EBITDA(1)	Payout as % of Target

Threshold	$270.0 M	0%

Target	$300.0 M	100%

Maximum	$330.0 M	200%

Actual	$292.3 M	74.3%

(1)	Adjusted EBITDA was as reported in the Company’s Annual Report on Form 10-K for fiscal year 2022.

The amount earned relative to corporate performance was then subject to potential modification up or down by up to 20% based on performance against individual and strategic objectives, on a zero sum basis across all eligible employees of the Company, including the CEO and the CEO’s senior team. For fiscal year 2022 the individual and strategic objectives for the CEO’s senior team, including the NEOs were focused on diversity, equity and inclusion, where, in each case improvements were achieved, and a determination was made not to modify the earned bonuses in either direction.

Based on actual fiscal year 2022 Adjusted EBITDA performance of $292.3 million, the annual cash bonus earned by each NEO for fiscal year 2022 was equal to 74.3% of his or her target amount, as reflected in the “Summary Compensation Table” below. These amounts were paid out in December 2022.

Adjusted EBITDA is defined as earnings before interest (including amortization of debt issuance costs), taxes, depreciation and amortization, management fees, equity-based compensation expense, loss on debt extinguishment, costs related to equity offerings, strategic project costs, executive transition costs, loss (gain) on disposition of assets, mark-to-market on interest rate cap and other non-recurring, non-cash or discrete items.

Long-term equity incentives

Historically, we granted stock options and RSUs under our 2020 Omnibus Incentive Plan, including to certain of our NEOs and certain of our directors, from time to time to provide additional retention and performance incentives to these individuals. As noted above, fiscal year 2022 was a transitional year with respect to equity incentives. Taking into consideration the equity grants certain of our NEOs received in connection with our IPO, the Committee approved limited equity grants during the year. As described in further detail below, in fiscal year 2023 we commenced our ongoing equity grant program.

Fiscal year 2022 restricted stock units

During fiscal year 2022, only two NEOs received RSU equity grants. Mr. Gazaway received a grant of RSUs with a value of $200,002 and Mr. LaBode received a grant of RSUs with a value of $450,004. In each case, the RSUs vest in equal, annual installments over four years, subject to continued employment.

30 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal year 2022 stock options

As disclosed in last year’s proxy statement, in fiscal year 2021, certain of our NEOs received performance-vesting stock options eligible to vest 50% on the Company’s achievement of the Adjusted net income target for fiscal year 2021 and 50% on the Company’s achievement of the Adjusted net income target for fiscal year 2022. In December 2022, the Compensation Committee determined that the Company’s Adjusted net income for fiscal year 2022 was $176 million. This did not exceed the Adjusted net income target of $185 million, accordingly all performance-vesting options subject to the Company’s fiscal year 2022 performance were forfeited. Although the performance-vesting options were approved in fiscal year 2021, the fiscal year 2022 Adjusted net income target was not established until after the end of fiscal year 2021. Therefore, the portion of the awards attributable to the fiscal year 2022 Adjusted net income target was not considered granted for accounting purposes until fiscal year 2022 and is included in the option award values disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table below.

Adjusted net income is defined as net income adjusted to exclude management fees, equity-based compensation expense, loss on debt extinguishment, costs related to equity offerings, strategic project costs, executive transition costs, loss (gain) on disposition of assets, mark-to-market on interest rate cap, and other non-recurring, non-cash or discrete items.

Fiscal year 2023 PSUs and RSUs

In fiscal year 2023, we commenced our ongoing equity grant program. Each of the NEOs received equity grants comprised 50% of PSUs and 50% of RSUs. The PSUs are subject to cumulative Adjusted net income and revenue goals, weighted 75% and 25%, respectively. For the first year of the PSU program only, there are one-, two-, and three-year performance periods, after each of which one-third of the target number of PSUs is eligible to vest (at 0% - 200% of target) based on actual performance. It is anticipated that the PSU awards in fiscal year 2024 and forward will be subject to one three-year performance period. The RSUs vest in equal, annual installments over four years, subject to continued employment.

Other benefits

We currently provide broad-based welfare benefits to our NEOs that are available to all of our employees, including health, dental, life, vision and disability insurance.

In addition, we maintain, and certain of the NEOs participate in, a 401(k) plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis and under which we are permitted to make discretionary employer contributions. Employees’ pre-tax contributions are allocated to their respective individual accounts and are then invested in selected investment alternatives according to their directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code. We currently match participant contributions to the 401(k) plan up to 4% of eligible earnings, up to IRS limits.

We do not maintain any defined benefit pension plans or non-qualified deferred compensation plans.

Post-employment compensation arrangements

The NEOs are entitled to certain severance benefits, the terms of which are described below under “Potential Payments upon Termination or Change in Control.” The severance benefits are an essential element of the overall executive compensation package, and assist the Company in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of the shareholders.

OTHER MATTERS

Risk assessment

During fiscal year 2022, the Compensation Committee worked with FW Cook and management to assess our compensation policies and practices. Our Board and our Compensation Committee do not believe that our executive and non-executive compensation programs encourage excessive or unnecessary risk taking, and any risk inherent in our compensation programs is unlikely to have a material adverse effect on us.

Proxy Statement and Annual Meeting Report 2023	31

COMPENSATION DISCUSSION AND ANALYSIS

Say-on-pay

Our Compensation Committee considers feedback from our shareholders and the results of our Say-on-Pay vote in making compensation decisions for our NEOs. Our fiscal year 2021 Say-on-Pay vote reflected 97.6% support from our shareholders, based on the percentage of shares voted. The Compensation Committee believes this indicates that our shareholders support the philosophy, strategy, objectives, and administration of our executive compensation program.

Clawback/Forfeiture

Our Board has adopted a clawback policy which provides for the recoupment of certain cash or equity-based compensation in the event the Company is required to restate its financial statements due to the Company’s material noncompliance with any financial reporting requirements under the securities laws. The Board may require reimbursement or forfeiture of all or a portion of the incentive compensation received by any current or former executive officer (including NEOs) or other designated officer (as covered by the policy).

In connection with the SEC’s recent finalization of the Dodd-Frank compensation recoupment rules, we will revise our existing clawback policy or adopt an additional clawback policy that complies with the Nasdaq listing standards within the required time frame.

Share ownership guidelines

Our Board believes that, in order to more closely align the interests of our NEOs and other designated officers with the long-term interests of the Company’s shareholders, all NEOs and other designated officers should maintain a minimum level of equity interests in the Company’s common stock. Such stock ownership guidelines are based on the value of common stock owned as a multiple of base salary. The guidelines will be reviewed annually and revised as appropriate to keep pace with competitive and good governance practices. The multiples are set based upon each officer’s position, as set forth below:

Position	Stock Ownership Multiple

Chief Executive Officer	6x base salary

Chief Financial Officer & Chief Operating Officer (if any)	3x base salary

Other Designated Officers	2x base salary

For purposes of determining stock ownership levels, the following forms of equity interests in the Company are included: common stock of the Company; Company restricted stock or RSUs granted under the Company’s 2020 Omnibus Incentive Plan (or any predecessor or successor plan) which are to be settled in shares of common stock, except to the extent such restricted stock or RSUs are subject to vesting conditions other than conditions based solely on the passage of time and continued service; and common stock of the Company held for the individuals account in the 401(k) Plan. Unearned performance-based restricted stock or PSUs, and shares underlying unexercised stock options (whether vested or unvested, whether time- or performance-based and whether in-the-money or not) do not count as stock owned for purposes of the guidelines. Under the guidelines, NEOs and other designated officers are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable level. In the case of time-vested RSUs in the categories above which are not yet fully vested, only a portion representing the net after-tax holdings at vesting will count as stock owned. For purposes of calculating these estimated net holdings, the tax withholding rate assumed to apply at vesting shall equal 40%.

As of the record date, all NEOs were in compliance with the guidelines either by virtue of holding the required number of shares or by compliance with the 50% retention ratio.

32 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Prohibition on hedging or pledging

We have a policy prohibiting all executive officers and directors from engaging in any form of hedging transaction involving the securities of the Company. The policy addresses short sales and transactions involving publicly traded options and also prohibits such individuals from holding our securities in margin accounts and from pledging our securities as collateral for loans. We believe that these policies further align our executives’ interests with those of our shareholders.

Tax deductibility

In connection with its determination of the various elements of compensation for our executive officers, the Compensation Committee has taken into account the impact of Section 162(m) of the Internal Revenue Code on the deductibility of compensation for federal income tax purposes. Section 162(m) limits the deductibility of compensation paid to covered employees to $1 million annually. Notwithstanding Section 162(m), the Compensation Committee has the discretion to design and implement elements of executive compensation that may not be fully deductible for income tax purposes.

COMPENSATION COMMITTEE REPORT(1)

Our Compensation Committee oversees our compensation program on behalf of our Board. In fulfilling its oversight responsibilities, our Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement. In reliance on the review and discussion referred to above, our Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in our proxy statement.

Submitted by:

Compensation Committee of the Board of Directors

John Strain (Chair)

Jodeen Kozlak

James Ray, Jr.

Claire Spofford

(1)

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Proxy Statement and Annual Meeting Report 2023	33

COMPENSATION DISCUSSION AND ANALYSIS

SUMMARY COMPENSATION TABLE

The following table presents information regarding the compensation of our NEOs for services rendered during the fiscal years 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Options ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)

Michael R. Egeck	2022	1,025,000		-		1,547,063	(3)	-	761,575	5,800	3,339,438

Chief Executive Officer	2021	1,023,077	(4)	550,000	(5)	4,803,926	(3)	-	1,534,512	-	7,911,515

	2020	654,987	(4)	-		7,179,102	(6)	-	1,460,916	95,100	9,390,105

Steven M. Weddell	2022	570,000		-		966,920	(3)	-	423,510	5,800	1,966,230

Executive Vice President and Chief Financial Officer	2021	560,769	(7)	550,000	(5)	3,002,451	(3)	-	840,165	5,700	4,959,085
	2020	450,000		-		-		-	900,000	39,694	1,389,694

Paula F. Baker(8)	2022	400,000		-		154,707	(3)	-	148,600	5,800	709,107

Chief Revenue Officer	2021	400,000		-		480,396	(3)	-	300,000	5,700	1,186,096

	2020	327,224		75,000	(9)	633,750	(6)	-	327,224	127,342	1,490,540

Brad Gazaway	2022	350,000		-		219,366	(3)	200,002	130,025	5,800	905,193

Chief Legal Officer

Moyo LaBode	2022	400,000		-		361,630	(3)	450,004	148,600	-	1,360,234

Chief Merchandising Officer

(1)

The amounts reported in this column represent the grant date fair value of the RSUs granted to each of the NEOs in the specified fiscal year, calculated in accordance with FASB Accounting Standards Codification Topic 718. The grant date fair value is determined by multiplying the number of units granted by the closing price of our common stock on the grant date.

(2)	The amounts in this column are detailed in the table immediately below.
(3)

Represents the aggregate fair value of the stock options that were granted to each of our NEOs during fiscal year 2021 and 2022. As disclosed in last year’s proxy statement, in fiscal year 2021, certain of our NEOs received performance-vesting stock options eligible to vest 50% on the Company’s achievement of the Adjusted net income target for fiscal year 2021 and 50% on the Company’s achievement of the Adjusted net income target for fiscal year 2022. Although the performance-vesting options were approved in fiscal year 2021, the fiscal year 2022 Adjusted net income target was not established until after the end of fiscal year 2021. Therefore, the portion of the awards attributable to the fiscal year 2022 Adjusted net income target was not considered granted for accounting purposes until fiscal year 2022 and is included in the option award values disclosed for fiscal year 2022.

(4)

Mr. Egeck joined us in February 2020 as Chief Executive Officer. Mr. Egeck received a prorated base salary of $654,987 for fiscal year 2020. Mr. Egeck also received a prorated base salary of $1,023,077 due to the increase in his base salary from $1,000,000 to $1,025,000 during fiscal year 2021.

(5)

Pursuant to Messrs. Egeck and Weddell’s amended and restated employment agreements, each executive received a one-time cash bonus of $550,000 during fiscal year 2021 in connection with the Company’s IPO.

(6)

During fiscal year 2020, Mr. Egeck and Ms. Baker received an award of profits interest units in our then parent company, and the amount reflects the aggregate grant date fair value of these profits interest units. The unvested profits interest units upon IPO were then converted into restricted stock units.

(7)

Mr. Weddell received a prorated base salary of $560,769 as result of entering into an amended and restated employment agreement which increased this base salary from $450,000 to $570,000 during fiscal year 2021.

(8)

Ms. Baker joined us in November 2019 as our Chief Performance Officer and transitioned to the role of Chief Revenue Officer in March 2020. Ms. Baker received a prorated base salary of $327,224 for fiscal year 2020.

(9)	Ms. Baker received a sign-on bonus of $75,000 in connection with commencement of her employment for fiscal year 2020.

34 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Name	Year	Company Contribution to 401(K) Plan ($)(a)	Personal Use of Company Plane ($)(b)	Gross-Up on Company Plane Use ($)(b)	Relocation Services ($)(c)	Cash Allowance ($)(d)	Gross-Up on Cash Allowance ($)(e)	Reimbursement of Legal Expenses ($)(f)	Total ($)

Michael R. Egeck	2022	5,800	-	-	-	-	-	-	5,800

	2021	-	-	-	-	-	-	-	-

	2020	-	39,730	9,725	-	25,000	19,524	1,121	95,100

Steven M. Weddell	2022	5,800	-	-	-	-	-	-	5,800

	2021	5,700	-	-	-	-	-	-	5,700

	2020	5,600	-	-	-	19,144	14,950	-	39,694

Paula F. Baker	2022	5,800	-	-	-	-	-	-	5,800

	2021	5,700	-	-	-	-	-	-	5,700

	2020	-	-	-	127,342	-	-	-	127,342

Brad Gazaway	2022	5,800	-	-	-	-	-	-	5,800

Moyo LaBode	2022	-	-	-	-	-	-	-	-

(a)	The amounts in this column represent the Company’s matching 401(k) plan contributions.
(b)

The amounts in the “Personal Use of Company Plane” column represent the aggregate incremental cost to us for personal use of Company-owned aircraft in accordance with the terms of the Company’s corporate aircraft policy. During fiscal year 2020, Messrs. Egeck and Weddell were permitted personal use of the Company-owned aircraft and were entitled to gross-ups on related imputed income up to, respectively, 20 and 10 hours of actual flight time per year, respectively, which estimated gross-ups are reflected in the “Gross-Up on Company Plane Use” column. The Company-owned aircraft was sold in October 2020.

(c)	The amount in this column represents the aggregate amount of relocation benefits paid by the Company to Ms. Baker for fiscal year 2020.
(d)

The amounts in this column represent the annual cash allowances related to employment that might be considered partially or wholly personal in nature. We eliminated these cash allowance arrangements in connection with our IPO in fiscal year 2021.

(e)

The amounts in this column represent the estimated gross-ups to be paid by the Company on the cash allowances provided. The cash allowance arrangements were eliminated in connection with our IPO in fiscal year 2021.

(f)	The amount in this column represents Company reimbursement for legal expenses paid by the Company in connection with the negotiation of Mr. Egeck’s employment agreement in fiscal year 2020.

Proxy Statement and Annual Meeting Report 2023	35

COMPENSATION DISCUSSION AND ANALYSIS

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2022

The following table sets forth equity awards granted to our NEOs in fiscal year 2022. Under SEC rules, the values reported in the “Grant Date Fair Value of Stock” column reflect the grant date fair value of grants of stock awards determined under accounting standards, as discussed above.

		Estimated Future Payouts Under Non- Equity Incentive Plans(1)
Name	Grant Date	Target ($)	Maximum ($)	All Other Options: Number of Securities Underlying Options (#)(2)	All Other Stock Awards: Number of Shares of Stock(#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock ($)

Michael R. Egeck	N/A	1,025,000	2,460,000	-	-	-	-

	10/14/2021	-	-	196,079	-	17.00	1,547,063

Steven M. Weddell	N/A	570,000	1,368,000	-	-	-	-

	10/14/2021	-	-	122,550	-	17.00	966,920

Paula F. Baker	N/A	200,000	480,000	-	-	-	-

	10/14/2021	-	-	19,608	-	17.00	154,707

Brad Gazaway	N/A	175,000	420,000	-	-	-	-

	10/14/2021	-	-	14,706	-	17.00	116,030

	10/14/2021	-	-	16,667	-	22.27	131,503

	1/27/2022	-	-	-	10,336	-	200,002

Moyo LaBode	N/A	200,000	480,000	-	-	-	-

	10/14/2021	-	-	45,834	-	26.11	361,630

	1/27/2022	-	-	-	23,256	-	450,004

(1)

Represents target and maximum annual cash incentive award opportunities. The target amount is based upon achievement of the Adjusted EBITDA targets listed in “Annual Cash Bonus Opportunities” in the CD&A. The actual amounts earned by each NEO are set forth in the Summary Compensation Table.

(2)

As disclosed in last year’s proxy statement, in fiscal year 2021, certain of our NEOs received performance-vesting stock options eligible to vest 50% on the Company’s achievement of the Adjusted net income target for fiscal year 2021 and 50% on the Company’s achievement of the Adjusted net income target for fiscal year 2022. Although the performance-vesting options were approved in fiscal year 2021, the fiscal year 2022 Adjusted net income target was not established until after the end of fiscal year 2021. Therefore, the portion of the awards attributable to the fiscal year 2022 Adjusted net income target was not considered granted for accounting purposes until fiscal year 2022 and is included in the option award values disclosed for fiscal year 2022. As a result of not achieving the fiscal year 2022 Adjusted net income target, these awards were subsequently cancelled.

(3)

Represents RSUs granted that will vest in installments of 25% on the four anniversary dates following the grant date, subject to continued employment or service with the Company or an affiliate until the applicable vesting date.

EMPLOYMENT AGREEMENTS

The Company has entered into an employment agreement with Messrs. Egeck and Weddell to help ensure the retention of those executive officers critical to the future success of the Company.

Messrs. Egeck and Weddell entered into amended and restated employment agreements on October 19, 2020, in connection with the Company’s IPO. Mr. Egeck’s employment agreement provided for an indefinite term of employment, and the employment agreement for Mr. Weddell provided for an initial term of five years, with automatic one-year extensions beginning upon expiration of the initial term, which may be cancelled upon at least 90 days’ prior written notice from either the respective NEO or the Company. Under their respective employment agreements, Messrs. Egeck and Weddell were entitled to receive annual base salaries of $1,025,000 and $570,000, respectively, in each case, subject to annual review by our Board. Further, each of Messrs. Egeck and Weddell has the opportunity to earn an annual cash bonus targeted at 100% of his respective annual base salary.

36 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END

The following table summarizes equity awards held by our NEOs as of fiscal year 2022:

	RSUs
Name	Grant Date	Exercisable (#)(1)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of RSUs that have not vested (#)	Market Value of RSUs that have not vested ($)(2)

Michael R. Egeck(3)	10/28/2020	392,157	588,236	17.00	10/28/2030	-	-	-

	-	-	-	-	-	11/2/2020	616,638	9,070,745

Steven M. Weddell(4)	10/28/2020	245,098	367,647	17.00	10/28/2030	-	-	-

Paula F. Baker(5)	10/28/2020	39,216	58,824	17.00	10/28/2030	-	-	-

	-	-	-	-	-	11/2/2020	141,012	2,074,287

Brad Gazaway(6)	10/28/2020	29,411	44,118	17.00	10/28/2030	-	-	-

	3/3/2021	33,333	50,000	22.27	3/3/2031	-	-	-

	-	-	-	-	-	1/27/2022	10,336	152,043

Moyo LaBode(7)	5/21/2021	91,666	137,500	26.11	5/21/2031	-	-	-

	-	-	-	-	-	5/12/2021	48,750	717,113

	-	-	-	-	-	1/27/2022	23,256	342,096

(1)	The number in this column represent vested Options outstanding as of October 1, 2022.
(2)	Amounts reported are based on the closing price of our common stock on the NASDAQ as of September 30, 2022 of $14.71 per share.
(3)

Reflects (i) 588,236 stock options, of which 196,078 become exercisable on October 28, 2022, 2023 and 2024, respectively and (ii) 616,638 restricted stock units which vest and become non-forfeitable in equal installments of 205,546 on February 4, 2023, August 4, 2023 and February 4, 2024, respectively. 196,079 stock options that were subject to fiscal year 2022 performance are not included as the goal was not achieved and the awards were forfeited.

(4)

Reflects 367,647 stock options, of which 122,549 become exercisable on October 28, 2022, 2023 and 2024, respectively. 122,550 stock options that were subject to fiscal year 2022 performance are not included as the goal was not achieved and the awards were forfeited.

(5)

Reflects (i) 58,824 stock options, of which 19,608 become exercisable on October 28, 2022, 2023 and 2024, respectively and (ii) 141,012 restricted stock units which vest and become non-forfeitable in equal installments of 70,506 on November 21, 2022 and 2023, respectively. 19,608 stock options that were subject to fiscal year 2022 performance are not included as the goal was not achieved and the awards were forfeited.

(6)

Reflects (i) 44,118 stock options, of which 14,705 become exercisable on October 28, 2022, 2023 and 2024, respectively, (ii) 50,000 stock options, of which 16,666 become exercisable on March 3, 2023, 2024 and 2025, respectively, and (iii) 10,336 restricted stock units which vest and become non-forfeitable in equal installments of 2,584 on January 27, 2023, 2024, 2025, and 2026, respectively. 31,373 stock options that were subject to fiscal year 2022 performance are not included as the goal was not achieved and the awards were forfeited.

(7)

Reflects (i) 137,500 stock options, of which 45,833 become exercisable on May 12, 2023, 2024 and 2025, respectively, (ii) 48,750 restricted stock units which vest and become non-forfeitable in equal installments of 16,250 on May 12, 2023, 2024, and 2025, respectively, and (iii) 23,256 restricted stock units which vest and become non-forfeitable in equal installments of 5,814 on January 27, 2023, 2024, 2025, and 2026, respectively. 45,834 stock options that were subject to fiscal year 2022 performance are not included as the goal was not achieved and the awards were forfeited.

STOCK VESTED IN FISCAL YEAR 2022

The following table summarizes the number of RSUs that were acquired upon vesting and the value realized upon such vesting for each of the NEOs during fiscal year 2022:

	RSUs
Name	Number of RSUs Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Michael R. Egeck	411,092	7,323,604

Steven M. Weddell	-	-

Paula F. Baker	70,505	1,457,338

Brad Gazaway	12,221	164,372

Moyo LaBode	16,250	271,863

(1)	The value realized is based on the closing price of our common stock on the day of the applicable vesting date.

Proxy Statement and Annual Meeting Report 2023	37

COMPENSATION DISCUSSION AND ANALYSIS

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our NEOs is eligible to receive certain payments or benefits upon a termination of employment pursuant to their individual arrangements.

Under Mr. Egeck’s employment agreement, upon a termination by the Company without “cause” or by Mr. Egeck for “good reason” (each as defined in his employment agreement), Mr. Egeck will be entitled to severance pay equal to two times the sum of his base salary and target bonus, payable in equal monthly installments over the 24-month period following his termination. Under Mr. Weddell’s employment agreement, upon a termination by the Company without “cause” or by Mr. Weddell for “good reason” (each as defined in his employment agreement) and death or disability, Mr. Weddell is eligible to receive a severance payment equal to two times the sum of his base salary and target bonus, payable in a lump sum within 14 days after the date of termination (together with certain other payments), as well as reimbursement for his COBRA premiums for up to 18 months post-termination and up to 6 months of outplacement and transition services. Each of Messrs. Egeck and Weddell must execute a release of claims in favor of the Company as a condition to receipt of severance.

The employment agreement for each of Messrs. Egeck and Weddell contains restrictive covenants prohibiting him from: (i) competing against the Company for 24 months (36 months for Mr. Weddell) after termination of his employment, (ii) soliciting (or interfering with the Company’s relationships with) the Company’s employees, consumers or suppliers for 24 months (36 months for Mr. Weddell) after termination of his employment, and (iii) disclosing the Company’s proprietary information, developments and other intellectual property.

Ms. Baker, Mr. Gazaway, and Mr. LaBode are participants in the Executive Severance Plan (“ESP”), pursuant to which, upon termination of their employment by the Company without “cause” (as defined in the ESP), they will receive 12 months of continued base salary payments and medical benefits continuation, subject to their execution of a release of claims against the Company. Ms. Baker, Mr. Gazaway, and Mr. LaBode will also be subject to cooperation and non-disparagement covenants under the ESP.

In addition, pursuant to the Company’s 2020 Omnibus Incentive Plan, upon a participant’s (including our NEOs) termination of employment within two years following the change of control without cause or for good reason, all of the participant’s awards granted under the Plan that are in effect as of the date of termination shall vest in full or be deemed earned in full (assuming target performance goals provided under such award were met, if applicable) effective on the date of such termination.

38 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The following table sets forth a summary of the payments and benefits that the NEOs would have been eligible to receive had they experienced a qualifying termination as of October 1, 2022 and had a qualifying transaction occurred on October 1, 2022:

Name	Death or Disability ($)	Potential Payment on Change of Control ($)(1)	Potential Payment on Voluntary Termination or Termination for Cause ($)	Potential Payment on Involuntary Termination (Without Cause) or Termination by Executive for Good Reason ($)

Michael R. Egeck

Cash Severance	-	-	-	4,100,000

COBRA Reimbursement	-	-	-	-

Accelerated Vestings: Stock Options	-	-	-	-

Accelerated Vestings: RSUs	-	9,070,745	-	-

Total	-	9,070,745	-	4,100,000

Steven M. Weddell

Cash Severance	2,280,000	-	-	2,280,000

COBRA Reimbursement	45,188	-	-	45,188

Accelerated Vestings: Stock Options	-	-	-	-

Accelerated Vestings: RSUs	-	-	-	-

Total	2,325,188	-	-	2,325,188

Paula F. Baker

Cash Severance	-	-	-	400,000

COBRA Reimbursement	-	-	-	8,493

Accelerated Vestings: Stock Options	-	-	-	-

Accelerated Vestings: RSUs	-	2,074,287	-	-

Total	-	2,074,287	-	408,493

Brad Gazaway

Cash Severance	-	-	-	350,000

COBRA Reimbursement	-	-	-	8,419

Accelerated Vestings: Stock Options	-	-	-	-

Accelerated Vestings: RSUs	-	152,043	-	-

Total	-	152,043	-	358,419

Moyo LaBode

Cash Severance	-	-	-	400,000

COBRA Reimbursement	-	-	-	28,085

Accelerated Vestings: Stock Options	-	-	-	-

Accelerated Vestings: RSUs	-	1,059,208	-	-

Total	-	1,059,208	-	428,085

(1)

Amounts shown assume the involuntary termination without cause or termination by the executive for good reason and represent the value of unvested awards of stock options and RSUs, which are valued upon the closing price of our common stock on the NASDAQ as of September 30, 2022 of $14.71 per share.

Proxy Statement and Annual Meeting Report 2023	39

COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY RATIO

Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for fiscal year 2022 was $3,339,438 and the median of the total compensation of all of our employees (excluding our CEO) for fiscal year 2022 was $55,556. Accordingly, we estimate the ratio of our CEO’s total compensation for fiscal year 2022 to the median of the total compensation of all of our employees (excluding our CEO) for fiscal year 2022 to be 60 to 1.

We selected October 1, 2022, our 2022 fiscal year end, as the date we would use to identify our median employee. To identify the median-compensated employee (excluding our CEO), we used the amount of the employee’s base compensation and cash bonuses. In making this determination, we annualized compensation for those full-time and part-time employees who did not work for the Company for the entire fiscal year and did not make any cost-of-living adjustments in identifying the median employee.

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

40 Leslie’s, Inc.

Proposal 4: Adoption of Sixth Amended and Restated Certificate of Incorporation of Leslie’s, Inc.

We are asking shareholders to adopt the proposed amendment and restatement of the Certificate of Incorporation, in the form attached as Appendix 1 to this Proxy Statement (“Proposed Restated Certificate of Incorporation”). The Proposed Restated Certificate of Incorporation would amend the Certificate of Incorporation to:

•	phase in the declassification of our Board, as described below and set forth on Appendix 1; and
•

remove or revise obsolete provisions relating to the Sponsors (as defined in the Certificate of Incorporation) that are inapplicable because the Sponsors no longer own at least a majority of our outstanding shares of common stock;

and restate the Certificate of Incorporation to reflect the foregoing amendments. Appendix 1 shows the proposed changes to the Company’s Certificate of Incorporation, with deletions indicated by strikeouts and additions indicated by underlining.

The Board approved the Proposed Restated Certificate of Incorporation, and recommended its adoption by the Company’s shareholders, on December 15, 2022. If adopted by the Company’s shareholders, the Proposed Restated Certificate of Incorporation would become effective upon the filing of that document with the Secretary of State of the State of Delaware. The Company intends to make the filing promptly after the 2023 Annual Meeting.

Declassification of the Board

The Nominating and Corporate Governance Committee and the Board regularly review our corporate governance practices to ensure that such practices, including the procedures for the election of directors, remain in the best interests of the Company, its shareholders and other relevant constituencies. In response to the shareholder vote with respect to the election of directors at our 2022 Annual Meeting, we announced the Board’s plans to declare advisable and submit for shareholder vote an amendment to the Certificate of Incorporation at the Annual Meeting that would subject the Company’s classified board structure to a 5-year sunset. Following further review and deliberation, the Board determined that it would be in the best interests of the Company and its shareholders to instead subject the classified board structure to a sunset concluding at the Company’s 2027 Annual Meeting of Shareholders, which is prior to the seven-year anniversary of our initial public offering.

The Board believes that its classified structure, which was implemented in 2020 when we became an independent, publicly traded company, provides stability and continuity in the leadership of the business and affairs of the Company because a majority of the directors would always have prior experience as directors of the Company. A classified board has also been an important factor in assuring a focus on the Company’s long-term growth strategies and reinforcing a commitment to long-term shareholder value, and may enhance shareholder value by forcing an entity seeking control of the Company to initiate arms-length discussions with the Board because the entity is unable to replace the entire Board in a single election. While the Board believes these are important benefits, the Board also recognizes the benefit of providing shareholders an annual opportunity to express in a meaningful way their views on the performance of all our directors, as well as the sentiment among certain shareholders and members of the investment community in favor of annual elections.

After careful consideration, upon the unanimous recommendation of the Nominating and Corporate Governance Committee (composed entirely of independent directors), the Board determined that it is appropriate to propose declassifying the Board on a phased-in basis concluding with the Company’s 2027 Annual Meeting of Shareholders, subject to the requisite approval by shareholders of this Proposal. This phase-in is intended to support the Company during the years following its initial public offering, with a reduced risk of disruption from special interest groups, which might have an agenda contrary to the long-term interests of all shareholders, while also being responsive to the concerns of shareholders that believe annual elections increase the accountability of directors to the shareholders.

Proxy Statement and Annual Meeting Report 2023	41

PROPOSAL 4: ADOPTION OF SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LESLIE’S, INC.

Currently, members of our Board are elected for staggered terms of three years. The proposed amendments would not affect the election of the class of directors at this Annual Meeting. If the Proposed Restated Certificate of Incorporation is adopted, the class of directors standing for election at our 2024 Annual Meeting of Shareholders will stand for election for three-year terms, the class of directors standing for election at our 2025 Annual Meeting of Shareholders will stand for election for two-year terms and the class of directors standing for election at our 2026 Annual Meeting of Shareholders will stand for election for one-year terms, in each case expiring at the 2027 Annual Meeting of Shareholders. Commencing with the 2027 Annual Meeting of Shareholders, the Board shall cease to be classified and the directors elected at the 2027 Annual Meeting of Shareholders (and each meeting thereafter) shall be elected for a term expiring at the next annual meeting. All directors who are elected or appointed following the effectiveness of the Proposed Restated Certificate of Incorporation and prior to the 2027 Annual Meeting will continue to hold office until the 2027 Annual Meeting. In all cases, each director will hold office until his or her successor has been elected and qualified or until such director’s earlier death, retirement, resignation or removal.

Removal of Obsolete Provisions

The Certificate of Incorporation also includes references to certain differentiated requirements before and after the date that the Sponsors cease to own at least 50% of the Company’s outstanding shares of common stock (the “Trigger Event”). Because the Sponsors no longer own at least a majority of our outstanding shares of common stock, these references no longer apply. If the Proposed Restated Certificate of Incorporation is adopted by our shareholders and becomes effective, the obsolete references to requirements in force before the date of the Trigger Event will be removed. The Proposed Restated Certificate of Incorporation also would make other technical and administrative amendments to the Certificate of Incorporation.

All of the foregoing amendments, including amendments to remove obsolete language and make other technical and administrative changes referred to above, are shown in the marked copy of the Proposed Restated Certificate of Incorporation attached as Appendix 1 to this Proxy Statement.

Legal Effectiveness of the Proposed Restated Certificate of Incorporation

If shareholders approve the Proposed Restated Certificate of Incorporation by an affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our common stock, we will file the Proposed Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Proposed Restated Certificate of Incorporation will become effective upon such filing. If shareholders do not approve the Proposed Restated Certificate of Incorporation by the requisite vote, then the Proposed Restated Certificate of Incorporation will not be filed with the Secretary of State of the State of Delaware, and the Company’s Board will remain classified.

Effective as of the time of effectiveness of the Proposed Restated Certificate of Incorporation, the Board intends to approve amendments to provisions of the Company’s bylaws that will be consistent with the amendments discussed in this proposal.

An affirmative vote of the holders of at least 66 2/3% the voting power of the shares outstanding as of the record date is required to adopt Proposal 4. Abstentions and broker non-votes will have the effect of a vote against Proposal 4. If this proposal does not receive the requisite approval by the shareholders at the Annual Meeting, the proposed amendments to the Certificate of Incorporation will not be implemented, and the Company’s Board will remain classified.

Our Board recommends a vote “FOR” the adoption of the Sixth Amended and Restated Certificate of Incorporation of Leslie’s, Inc.

42 Leslie’s, Inc.

Certain Relationships and Related Party Transactions

POLICIES AND PROCEDURES FOR THE COMPANY’S RELATED PERSON TRANSACTIONS

Our Audit Committee charter provides that our Audit Committee must review, approve and oversee any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) on an ongoing basis, in accordance with Company policies and procedures.

Related person transaction policy

We have adopted a Related Party Transaction Policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Audit Committee or other independent body of our Board. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our audit and risk committee or other independent body of our Board for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee or other independent body of our Board is to consider the relevant facts of the transaction, including the risks, costs, and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this Proxy Statement, below we describe transactions since October 3, 2021 to which we were a party or will be a party, in which:

•	the amounts exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Indemnification agreements

Our Certificate of Incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provides that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and amended and restated bylaws provides our Board with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

Registration rights

Pursuant to the terms of a Registration Rights and Lock-up Agreement (“Registration Rights Agreement”), as amended, between us and certain holders of our common stock, including affiliates of L Catterton and Explorer Investment Pte. Ltd. (“GIC Investor”), an affiliate of GIC, certain holders of our common stock are entitled to demand and piggyback registration rights. The shareholders who are a party to the Registration Rights Agreement hold an aggregate of approximately 7.68% of our issued and outstanding common stock as of January 17, 2023. We will be required to pay the registration expenses of L Catterton and the GIC Investor, other than any underwriting discounts and commissions applicable to the shares sold for each of their accounts and any transfer taxes payable by them on the sale of their shares pursuant to any such registration.

Proxy Statement and Annual Meeting Report 2023	43

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On October 25, 2021, the Company entered into the Third Amendment to its Registration Right Agreement, which provided for the termination of the Registration Rights Agreement for all stockholders to the Registration Rights Agreement (the “Released Holders”) with the exception of affiliates of L Catterton and the GIC Investor. As a result of such termination, the Released Holders will no longer have the right to participate in future offerings under the Registration Rights Agreement and have been released from all restrictions under the Registration Rights Agreement, including any and all lock-up agreements.

Demand Registrations. Under the Registration Rights Agreement, L Catterton and the GIC Investor are able to require us to file a registration statement (a “Demand Registration”) under the Securities Act and we are required to notify holders of such securities in the event of such request (a “Demand Registration Request”). L Catterton and the GIC Investor may each issue up to two Demand Registration Requests for long-form underwritten registrations on Form S-1 and unlimited Demand Registration Requests for short-form underwritten registrations on Form S-3 and take down offerings off of a shelf registration statement. We are required to use our best efforts to effect such registration in accordance with the terms of the Demand Registration Request, subject to the Additional Lock-up and certain rights we have to delay or postpone such registration.

Piggyback Registrations. Under the Registration Rights Agreement, if at any time we propose or are required to register any of our equity securities under the Securities Act (other than a Demand Registration or pursuant to an employee benefit or dividend reinvestment plan) (a “piggyback registration”), we will be required to notify each eligible holder of its right to participate in such registration. We will use reasonable best efforts to cause all eligible securities requested to be included in the registration to be so included, subject to the Additional Lock-up. We have the right to withdraw or postpone a registration statement in which eligible holders have elected to exercise piggyback registration rights, and eligible holders are entitled to withdraw their registration requests prior to the execution of an underwriting agreement or custody agreement with respect to any such registration.

Additional Lock-up. Under the Registration Rights Agreement, eligible holders, including L Catterton and the GIC Investor, will be subject to lock-up provisions under which they will agree not to sell or otherwise transfer their shares for a period of 90 days following the date of the final prospectus for any other public offering.

Director designation agreement

In connection with our IPO, we entered into a Director Designation Agreement between us and Bubbles Investor Aggregator, L.P. (“Bubbles Investor”), an affiliate of L Catterton. Pursuant to the terms of this agreement, among other things, we are required to take all necessary and desirable actions (including calling meetings of our Board and shareholder meetings and recommending, supporting and soliciting proxies) such that, for so long as the specified conditions in the agreements are satisfied, Bubbles Investor or its affiliates (including L Catterton) will have the right, but not the obligation, to designate for nomination or appointment either one or two directors to our Board (with such number being determined in accordance with the agreement based on the satisfaction of Bubbles Investor beneficially owning at least 5% or at least 15% of our Common Shares respectively, among other certain conditions therein). The agreement stipulates that in the event of vacancy of any of the directors appointed pursuant to the Director Designation Agreement, Bubbles Investor will be entitled to designate an individual to fill such vacancies. Each of the directors appointed pursuant to the Director Designation Agreement may, but will not be required to, qualify as independent pursuant to the Nasdaq listing standards. Currently, one director, Mr. Magliacano, nominated pursuant to the Director Designation Agreement, serves on the Board. On December 12, 2022, the Bubbles Investor ceased to beneficially own at least 5% of our Common Shares. Mr. Magliacano has notified the Company that he is resigning from the Board at the conclusion of the 2023 Annual Meeting.

Director family relationship

Stephen Ortega, an employee of the Company serving as the Director of Proprietary Brands, is the son of Steven L. Ortega, the Chairman of the Board. During fiscal year 2022, Stephen Ortega earned approximately $209,000 in compensation. He was also granted restricted stock units with respect to 776 RSUs, vesting over a four-year period. His compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities.

44 Leslie’s, Inc.

Beneficial Ownership of Securities

The following table sets forth information with respect to the beneficial ownership of our shares as of December 31, 2022 by:

•	each of our NEOs;

•	each of our current directors;

•	all of our directors and executive officers as a group; and

•	each person or entity known by us to own beneficially more than 5% of our preferred stock and common stock (by number or by voting power).

Except as indicated in the footnotes below, we have determined beneficial ownership in accordance with the rules and regulations of the SEC, which generally includes any shares over which a person exercises sole or shared voting and/or investment power. The information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole or shared voting and/or investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 183,564,172 shares of common stock outstanding as of December 31, 2022. Shares of common stock subject to RSUs that will vest within 60 days of December 31, 2022 or options that are exercisable or exercisable within 60 days of December 31, 2022 are considered outstanding and beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals named below is Leslie’s, Inc., 2005 East Indian School Road, Phoenix, Arizona 85016.

Name and Address of Beneficial Owners	Number of Shares	Ownership Percentage (%)

Michael R. Egeck(1)	3,015,259	1.6%

Steven M. Weddell	1,779,024	1.0%

Paula R. Baker	304,414	**

Brad Gazaway	210,481	**

Moyo LaBode	109,034	**

Steven L. Ortega(2)	2,306,604	1.3%

Yolanda Daniel	9,560	**

Jodeen Kozlak	9,560	**

Eric Kufel	80,645	**

Marc Magliacano(3)	9,560	**

Susan O’Farrell	9,560	**

James Ray	5,179	**

John Strain	72,223	**

Claire Spofford	-	**

All directors and executive officers as a group (14 individuals)	7,921,103	3.9%

Blackrock, Inc.(4)	19,434,979	10.6%

Proxy Statement and Annual Meeting Report 2023	45

BENEFICIAL OWNERSHIP OF SECURITIES

Name and Address of Beneficial Owners	Number of Shares	Ownership Percentage (%)

The Vanguard Group(5)	13,335,067	7.3%

William Blair Investment Management, LLC(6)	10,975,142	6.0%

Champlain Investment Partners, LLC(7)	10,511,925	5.7%

Kayne Anderson Rudnick Investment Management LLC(8)	9,657,371	5.3%

**	Less than one percent.
(1)	Mr. Egeck’s number of common stock includes shares totaling 2,221,477 held by the Michael R. Egeck Living Trust, for estate planning purposes.
(2)	Mr. Ortega’s number of common stock includes shares totaling 1,876,035 held by a family trust, of which Mr. Ortega is a trustee.
(3)	Mr. Magliacano holds 9,560 shares of common stock for the benefit of Bubbles Investor. Mr. Magliacano has no voting or investment power over such shares.
(4)

Based solely on the information disclosed in a Schedule 13G filed by BlackRock, Inc. and certain related entities on October 7, 2022. The number of shares reported is as of September 30, 2022. BlackRock, Inc. reported sole power to vote or direct the vote over 19,161,670 shares of our common stock and sole power to dispose or direct the disposition over 19,434,979 shares of our common stock. The principal business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Based solely on the information disclosed in a Schedule 13G filed by The Vanguard Group on February 10, 2022. The number of shares reported is as of December 31, 2021. The Vanguard Group reported shared power to vote or direct the vote over 75,575 shares of our common stock, sole power to dispose or direct the disposition over 13,145,291 shares of our common stock, and shared power to dispose or direct the disposition over 189,776 shares of our common stock. The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Based solely on the information disclosed in a Schedule 13G filed by William Blair Investment Management, LLC on February 10, 2022. The number of shares reported is as of December 31, 2021. William Blair Management, LLC reported sole power to vote or direct the vote over 9,743,131 shares of our common stock and sole power to dispose or direct the disposition over 10,985,142 shares of our common stock. The principal business address for William Blair Management, LLC is 150 North Riverside Plaza, Chicago, IL 60606.

(7)

Based solely on the information disclosed in a Schedule 13G filed by Champlain Investment Partners, LLC on February 11, 2022. The number of shares reported is as of December 31, 2021. Champlain Investment Partners, LLC reported sole power to vote or direct the vote over 9,991,839 shares of our common stock and sole power to dispose or direct the disposition over 10,511,925 shares of our common stock. The principal business address for Champlain Investment Partners, LLC is 180 Battery St., Burlington, VT 05401.

(8)

Based solely on the information disclosed in a Schedule 13G filed by Kayne Anderson Rudnick Investment Management LLC on February 14, 2022. The number of shares reported is as of December 31, 2021. Kayne Anderson Rudnick Investment Management LLC reported sole power to vote or direct the vote over 5,774,591 shares of our common stock, shared power to vote or direct the vote over 2,675,939 shares of our common stock, sole power to dispose or direct the disposition over 6,981,432 shares of our common stock, and shared power to dispose or direct the disposition over 2,675,939 shares of our common stock. The principal business address for Kayne Anderson Rudnick Investment Management LLC is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission reports of ownership of Company securities and changes in reported ownership. Based on a review of reports filed with the SEC, or written representations from reporting persons that all reportable transaction were reported, the Company believes that during fiscal year 2022, the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except that one report, covering a total of one transaction, was filed late by Mr. Gazaway and one report, covering a total of one transaction, was filed late by Mr. LaBode.

46 Leslie’s, Inc.

Questions and Answers About the Annual Meeting

This proxy statement is being provided to you in connection with the solicitation of proxies by the Board of the Company for use at the Annual Meeting to be held on Thursday, March 16, 2023 at 12:00 p.m. Eastern Time, or at any adjournments or postponements thereof.

WHERE IS THE ANNUAL MEETING BEING HELD?

We are pleased to inform you that this year’s meeting will again be a virtual meeting, which will be conducted via live webcast. You will be able to attend the annual meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LESL2023.

Our Board considers the appropriate format for our annual meeting of shareholders on an annual basis. We are pleased to continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our shareholders and Leslie’s. Our virtual format allows shareholders to submit questions and comments and to vote during the meeting. We believe the virtual meeting format allows our shareholders to engage with us no matter where they live, and is accessible and available on any internet-connected device, be it a phone, a tablet, or a computer. We believe that a virtual meeting allows our shareholders to have robust engagement with Leslie’s, and is in the best interests of our shareholders at this time.

HOW CAN I PARTICIPATE IN AND VOTE AT THE ANNUAL MEETING ONLINE?

Shareholders of record as of 5:00 p.m. Eastern Time on January 17, 2023, the record date, are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote, ask questions, and view the list of registered shareholders as of the record date during the meeting, shareholders of record should go to the Annual Meeting website at www.virtualshareholdermeeting.com/LESL2023, enter the 16-digit control number found on your accompanying proxy card and follow the instructions on the website.

If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

The Annual Meeting will begin promptly at 12:00 p.m. Eastern Time on Thursday, March 16, 2023. Online check-in will begin at approximately 11:45 a.m. Eastern Time, and we encourage you to provide sufficient time before the Annual Meeting begins to check-in. Technicians will be available to assist you with any difficulties you may have accessing the Annual Meeting. We will make a replay of the Annual Meeting available on our Investor Relations website until the next annual meeting.

Shareholders may submit questions before the Annual Meeting at www.proxyvote.com and during the Annual Meeting at the meeting website. We plan to answer as many questions as possible during the time permitted. If a question is not answered due to time constraints, the Company encourages shareholders to contact the Company’s Investor Relations at investorrelations@lesl.com. More information regarding the question and answer process, including the number and types of questions permitted, and how questions will be recognized, answered, and disclosed, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website before and during the meeting.

Proxy Statement and Annual Meeting Report 2023	47

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?

Shareholders will be asked to consider the following proposals at the Annual Meeting:

1.	To elect two directors to serve as Class II directors on the Board until the 2026 annual meeting of shareholders or until their successors are duly elected and qualified;

2.	To ratify the selection by our Audit Committee of E&Y to serve as our independent registered public accounting firm for the year ending September 30, 2023;

3.	To approve, on a non-binding, advisory basis, the compensation of our NEOs; and

4.	To approve the adoption of the Sixth Amended and Restated Certificate of Incorporation of Leslie’s, Inc.

We will also consider any other business that properly comes before the Annual Meeting.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

Our Board unanimously recommends that shareholders vote “FOR” each nominee for director, “FOR” the ratification of the selection of E&Y as our independent registered public accounting firm, “FOR” the approval, on a non-binding, advisory basis, of the compensation of our NEOs, and “FOR” the approval of the adoption of the Sixth Amended and Restated Certificate of Incorporation of Leslie’s, Inc.

WHO MAY VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS?

Shareholders who owned shares of the Company’s common stock, par value $0.001 per share, as of 5:00 p.m. Eastern Time on January 17, 2023 are entitled to vote at the Annual Meeting. As of the record date, there were 183,606,009 shares of our common stock issued and outstanding.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the stock outstanding and entitled to vote at the Annual Meeting, must be present in person or represented by proxy.

HOW MANY VOTES DO I HAVE?

Each share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.”

WHAT IS THE PROXY CARD?

The proxy card enables you to appoint Michael R. Egeck, our CEO, and Steven M. Weddell, our Chief Financial Officer and Treasurer, as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing Messrs. Egeck and Weddell to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way,

48 Leslie’s, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the Annual Meeting date in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

IF I AM A SHAREHOLDER OF RECORD OF THE COMPANY’S SHARES, HOW DO I VOTE?

Before the Annual Meeting, you may vote:

•	By mail, by completing, signing, and dating your proxy card.

•	Online at www.proxyvote.com.

•	By telephone, at 1-800-690-6903.

During the Annual Meeting, you may vote online at www.virtualshareholdermeeting.com/LESL2023.

IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME, HOW DO I VOTE?

Beneficial owners should check their voting instruction form for how to vote in advance of and how to participate in the Annual Meeting.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms generally have the authority to vote shares not voted by customers on certain “routine” matters, including the ratification of an independent registered public accounting firm. Accordingly, at the Annual Meeting, your shares may only be voted by your brokerage firm for the ratification of our independent registered public accounting firm.

Brokers are prohibited from exercising discretionary authority on non-routine matters. The election of directors is considered a non-routine matter, and therefore brokers cannot exercise discretionary authority regarding this proposal for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the Annual Meeting and entitled to vote, those shares will still be counted for purposes of determining if a quorum is present.

WHAT VOTE IS REQUIRED TO ELECT DIRECTORS?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, the nominees who receive the highest number of shares voted “FOR” his or her election are elected. A “WITHHOLD” vote against a director will have no direct effect on his or her election. Broker non-votes will have no effect on this proposal.

WHAT VOTE IS REQUIRED TO APPROVE EACH OF THE OTHER PROPOSALS?

Assuming that a quorum is present:

•

Approval of the proposal to ratify the selection of E&Y as our independent registered public accounting firm requires the affirmative vote of at least a majority of the voting power of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal.

•

Approval of the proposal to approve on a non-binding, advisory basis, the compensation of our NEOs requires the affirmative vote of at least a majority of the voting power of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal. Broker non-votes will have no effect on this proposal.

Proxy Statement and Annual Meeting Report 2023	49

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

•

Approval of the proposal to approve adoption of Sixth Amended and Restated Certificate of Incorporation of Leslie’s, Inc. requires the affirmative vote of at least 66 2/3% of the voting power of the shares outstanding as of the record date. Abstentions and broker non-votes will have the effect of a vote against this proposal.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting online and voting. Your attendance at the Annual Meeting online will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 2005 East Indian School Road, Phoenix, Arizona 85016 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee.

WHAT HAPPENS IF I DO NOT INDICATE HOW TO VOTE MY PROXY?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR” each of the director nominees, “FOR” the ratification of E&Y to serve as our independent registered public accounting firm for the fiscal year ended September 30, 2023, “FOR” the approval on a non-binding, advisory basis, of the compensation of our NEOs, and “FOR” the approval of the adoption of the Sixth Amended and Restated Certificate of Incorporation of Leslie’s, Inc.

IS MY VOTE KEPT CONFIDENTIAL?

Proxies, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

WHERE DO I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

We will announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

WHO BEARS THE COST OF SOLICITING PROXIES?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

50 Leslie’s, Inc.

Other Matters

OTHER BUSINESS

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting of Shareholders and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common stock, represented by properly submitted proxies, will be voted by the proxy holders in accordance with the recommendations of our Board.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the shareholders at our 2024 annual meeting of shareholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company at its offices at 2005 East Indian School Road, Phoenix, Arizona 85016 no later than September 29, 2023.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting (but not for inclusion in the proxy statement). Notice of a nomination or proposal must be delivered to the Corporate Secretary at 2005 East Indian School Road, Phoenix, Arizona 85016 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to, the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for our 2024 annual meeting of shareholders, notice of a nomination or proposal must be delivered to us no later than December 17, 2023 and no earlier than November 17, 2023. Nominations and proposals also must satisfy the other requirements set forth in the bylaws.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more shareholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together, both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions: If the shares are registered in the name of the shareholder, the shareholder should contact our Corporate Secretary at our offices by sending a written request to 2005 East Indian School Road, Phoenix, Arizona 85016 or calling 602-366-3999, to inform us of his or her request; or if a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

Proxy Statement and Annual Meeting Report 2023	51

OTHER MATTERS

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov.

Upon written or oral request, we will provide you, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended October 1, 2022, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the SEC should be directed to Corporate Secretary, Leslie’s, Inc., 2005 East Indian School Road, Phoenix, Arizona 85016.

52 Leslie’s, Inc.

APPENDIX 1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LESLIE’S, INC.

ARTICLE I

NAME

The name of the corporation is Leslie’s, Inc. (the “Company”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV

CAPITAL STOCK

I. Authorized Capital.

The total number of shares of all classes of capital stock which the Company shall have authority to issue is 1,001,000,000, which shall be divided into two classes as follows: 1,000,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

II. Common Stock.

A. Voting Rights. Except as otherwise provided in this Certificate of Incorporation or otherwise required by applicable law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

Proxy Statement and Annual Meeting Report 2023	A-1

APPENDIX 1

B. Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Company as may be declared by the Board of Directors of the Company (the “Board”) from time to time with respect to the Common Stock out of assets or funds of the Company legally available therefor.

C. Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, all assets of the Company of whatever kind available for distribution to the holders of Common Stock shall be divided among and paid ratably to the holders of Common Stock.

III. Preferred Stock.

A. Preferred Stock may be issued from time to time by the Company for such consideration as may be fixed by the Board. The Board is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary~~, from and after the date on which Sponsors (as defined below) cease to beneficially own at least a majority of the outstanding shares of Common Stock (the “Trigger Event”),~~ the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of Common Stock entitled to vote thereon: Article V, Article VI, Article VII, Article VIII, Article IX and Article X. For the purposes of this Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of this Certificate of Incorporation, except for Article IX, (i) “~~Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) “~~Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign~~;~~ and (~~iii~~ii) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise~~; and (iv) “Sponsor” shall mean any of L Catterton and GIC Pte. Ltd. and each of their respective Affiliates~~.

A-2 Leslie’s, Inc.

APPENDIX 1

B. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Company (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders~~, from and after the Trigger Event,~~ in addition to any vote of the holders of any class or series of capital stock of the Company required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board. ~~The~~Prior to the annual meeting of stockholders to be held in 2027 (the “2027 Annual Meeting”), the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. ~~Class I directors shall initially serve for a term~~ Directors with terms expiring at the ~~first~~ annual meeting of stockholders ~~following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a~~to be held in 2024 shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a three-year term ~~expiring~~ at the ~~second~~ annual meeting of stockholders ~~following the IPO Date and Class III~~to be held in 2024; directors ~~shall initially serve for a term~~with terms expiring at the ~~third~~ annual meeting of stockholders ~~following the IPO Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding~~to be held in 2025 shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a two-year term at the annual meeting of stockholders to be held in 2025; and directors elected at the annual meeting of stockholders~~. If~~ held in 2023 shall serve out their three-year terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting of stockholders to be held in 2026. Until the 2027 Annual Meeting, if the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. ~~Any~~Until the 2027 Annual Meeting, any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. ~~The~~Prior to the 2027 Annual Meeting, the Board is authorized to assign members of the Board to their respective class. All directors of the Company elected at or after the 2027 Annual Meeting shall be elected for a term expiring at the next annual meeting of stockholders, with each such director to hold office until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, any director whose term expires at any annual meeting of stockholders prior to the 2027 Annual Meeting shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified, or until his or her earlier death, retirement, resignation or removal.

B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in ~~the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, that from and after the Trigger Event, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring~~ on the Board shall be filled only by a majority of the directors then in office, even if less than a quorum, or

Proxy Statement and Annual Meeting Report 2023	A-3

APPENDIX 1

by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office ~~until the next election of the class for which such director shall have been chosen~~(i) in the case of any vacancy so filled prior to the 2027 Annual Meeting, for the remainder of the term of the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal and (ii) in the case of any vacancy so filled at or after the 2027 Annual Meeting, until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Company, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time ~~either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of Common Stock entitled to vote thereon; provided, however, that from and after the Trigger Event, any such director or all such directors may be removed~~, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Company shall be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Company or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Company existing at the time of such amendment, repeal, adoption or modification.

C. To the fullest extent permitted by applicable law, the ~~Corporation~~Company shall indemnify (and provide advancement of expenses to) directors and officers of the ~~Corporation~~Company from and against any and all liabilities, costs, expenses or damages that they may incur on account of, related to, or in connection with, directly or indirectly, their service to the ~~Corporation~~Company. The ~~Corporation~~Company may indemnify (and provide advancement of expenses to) employees and agents of the ~~Corporation~~Company (and any other persons to which the DGCL permits the ~~Corporation~~Company to provide indemnification). Indemnification may be made through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

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ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING;

ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. ~~Prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Company’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. From and after the Trigger Event, any~~Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Company for any purpose or purposes may only be called in the manner provided in the Bylaws.

C. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, on such date, and at such time as shall be fixed in the manner provided in the Bylaws.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A. In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives of one or more of the Sponsors and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Company, (ii) one or more of the Sponsors and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Company (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Sponsors, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith.

B. None of (i) the Sponsors or any of their respective Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to

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APPENDIX 1

participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section D of this Article IX. Subject to Section D of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Company or any of its Affiliates.

C. The Company and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Company agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Company or may employ or otherwise engage any officer or employee of the Company.

D. The Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company) if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Company, and the provisions of Section B of this Article IX shall not apply to any such corporate opportunity.

E. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

F. For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of any Sponsor, any Person that, directly or indirectly, is controlled by such Sponsor, controls such Sponsor or is under common control with such Sponsor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Company and any entity that is controlled by the Company) and (c) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company; (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity; (iii) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise; and (iv) “Sponsor” shall mean any of L Catterton and GIC Pte. Ltd. and each of their respective Affiliates.

G. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

MISCELLANEOUS

A. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest

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APPENDIX 1

extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law.

B. Exclusive Forum.

(i) Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of the Company to the Company or the Company’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, (5) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine or (6) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. The choice of forum provision set forth in this Section B(i) of Article X does not apply to any actions arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

(ii) Unless the Company consents in writing to the selection of an alternative forum, the federal district court for the District of Delaware shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the Company or any director or officer of the Company.

(iii) To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Section B of Article X and personal jurisdiction and venue in any state or federal court located in the State of Delaware for any action or proceeding set forth in above clauses 1 to 6 of Section B(i) of Article X and any complaint set forth in Section B(ii) of Article X.

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[Remainder of Page Intentionally Left Blank]

A-8 Leslie’s, Inc.

APPENDIX 1

IN WITNESS WHEREOF, Leslie’s, Inc. has caused this Certificate of Incorporation to be executed by its duly authorized officer on this [•] day of [•], ~~2020~~2023.

Leslie’s, Inc.

By:
	Name:	~~Michael R. Egeck~~[•]
	Title:	~~Chief Executive Officer~~[•]

[Signature Page to Amended and Restated Certificate of Incorporation]

Proxy Statement and Annual Meeting Report 2023	A-9

2005 East Indian School Road

Phoenix, Arizona 85016

www.lesliespools.com

LESLIE’S, INC. We know pools. 2005 E. INDIAN SCHOOL RD. PHOENIX, AZ 85016 VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 15, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LESL2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 15, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.For Withhold For All All All Except The Board of Directors recommends you vote FOR all of the nominees listed in Proposal 1 below. 1. Election of Class II Directors Nominees 01) James Ray, Jr. 02) John Strain The Board of Directors recommends you vote FOR the following proposals: 2. Ratification of appointment of Ernst & Young LLP as Leslie’s, Inc.’s independent registered public accounting firm for 2023. 3. Non-binding, advisory vote to approve named executive officer compensation. 4. Adoption of Sixth Amended and Restated Certificate of Incorporation of Leslie’s, Inc., which declassifies our Board of Directors and deletes certain obsolete provisions from our Certificate of Incorporation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 0000587033_1 R1.0.0.3 Signature [PLEASE SIGN WITHIN BOX] Date Signature [Joint Owners] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com LESLIE’S, INC. Annual Meeting of Shareholders March 16, 2023 This proxy is solicited by the Board of Directors The undersigned shareholder(s) of LESLIE’S, INC. hereby appoint(s) Michael R. Egeck and Steve M. Weddell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, all of the shares of common stock of LESLIE’S, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 12:00 PM ET, on March 16, 2023, at www.virtualshareholdermeeting.com/LESL2023, and any adjournment or postponement thereof. The undersigned hereby revokes any proxy heretofore given with respect to such meeting or any postponement or adjournment thereof. The votes entitled to be cast by the undersigned, when this proxy is properly executed, will be in the manner directed herein. If this proxy is duly executed, but no such direction is made, the votes entitled to be cast by the undersigned will be cast in accordance with the Board of Directors’ recommendations, as described in the Proxy Statement. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting of Shareholders or any postponement or adjournment thereof. Continued and to be signed on reverse side 0000587033_2 R1.0.0.3